UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a‑12

Envestnet, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 6, 2022
Berwyn, Pennsylvania

Dear Fellow Shareholder:

It is with great pleasure that we invite you to our 2022 Annual Meeting of Shareholders. The meeting will be held on May 18, 2022 at 11:00 a.m. Eastern Time. As part of our continued precautions regarding the COVID-19 pandemic, this year’s Annual Meeting will be a virtual-only meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720.
Our formal agenda for this year’s meeting is to vote on the election of directors; to vote, on an advisory basis, on 2021 executive compensation; and to ratify the selection of our independent registered public accounting firm for 2022. In addition, we will report to you on the highlights of 2021 and discuss the outlook for our business in 2022.
Whether or not you plan to attend the virtual Annual Meeting, your vote on these matters is important to us. Shareholders of record can vote their shares via the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the return envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.
If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange does not allow brokers to cast votes with respect to the election of directors or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of shares.
On behalf of the Board of Directors and the management of Envestnet, we appreciate your continued support and interest in Envestnet.

Sincerely,

William Crager
Chief Executive Officer

NOTICE OF ANNUAL MEETING

April 6, 2022
Berwyn, Pennsylvania

TO THE SHAREHOLDERS OF ENVESTNET, INC.:

The 2022 Annual Meeting of Shareholders of Envestnet, Inc. will be held on May 18, 2022, at 11:00 a.m. Eastern Time. This year’s Annual Meeting will once again be a completely virtual meeting, which will be conducted via live webcast. A virtual meeting provides expanded access from any location around the world, improved communication and cost savings for our shareholders and the Company and helps to safeguard public health during the COVID-19 pandemic. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720.
The Annual Meeting will be held for the following purposes:
1.To elect two Class III directors to hold office until the 2025 annual meeting and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death;
2.To approve, on an advisory basis, 2021 executive compensation;
3.To ratify the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.To transact such other business, if any, as lawfully may be brought before the meeting.
Only shareholders of record at the close of business on March 21, 2022, are entitled to notice of, and to vote at, the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2022: THIS PROXY STATEMENT, FORM OF PROXY CARD AND OUR 2021 ANNUAL REPORT ARE AVAILABLE AT WWW.ENVESTNET.COM.
Whether or not you plan to attend the virtual Annual Meeting and regardless of the number of shares you own, please vote as promptly as possible via the Internet or by telephone in accordance with the instructions in your proxy materials. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached proxy statement. For further information concerning the individuals nominated as directors, the proposals being voted upon, use of the proxy and other related matters, you are urged to read the attached proxy statement.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

ENVESTNET, INC.
1000 Chesterbrook Boulevard, Suite 250
Berwyn, Pennsylvania 19312
April 6, 2022

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References to the “Company,” “Envestnet,” “we,” “us,” or “our” in this proxy statement refer to Envestnet, Inc. and its subsidiaries as a whole.
Company Overview
Envestnet is transforming the way financial advice and wellness are delivered. Our mission is to empower advisors and financial service providers with innovative technology, solutions and intelligence to make financial wellness a reality for everyone.
Over 108,000 advisors and more than 6,000 companies, including 18 of the 20 largest U.S. banks, 47 of the 50 largest wealth management and brokerage firms, over 500 of the largest registered investment advisers (“RIAs”) and hundreds of financial technology (“FinTech”) companies, leverage Envestnet technology and services that help drive better outcomes for enterprises, advisors and their clients.
Originally founded in 1999, Envestnet has been a leader in helping transform wealth management, working towards its goal of building a holistic financial wellness ecosystem to improve financial lives of millions of consumers.
Through a combination of platform enhancements, partnerships and acquisitions, Envestnet uniquely provides a financial network connecting technology, solutions and data, delivering better intelligence and enabling its customers to drive better outcomes.
Envestnet serves clients from locations throughout the United States, India and other international locations. Effective April 1, 2022 Envestnet closed its physical office in Chicago, Illinois and relocated its headquarters to its existing office in Berwyn, Pennsylvania.

Annual Meeting Information

Date:	May 18, 2022
Time:	11:00 a.m., Eastern Time
Live Webcast Address:	https://web.lumiagm.com/241143720
Record Date:	March 21, 2022

This year’s Annual Meeting will be a virtual-only meeting via live webcast.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why has this proxy statement been made available?
Our Board of Directors (“Board”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on May 18, 2022, and any adjournments or postponements of the meeting. The meeting will be held at 11:00 a.m. Eastern Time and will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720. The meeting password is envestnet2022 (case sensitive).
This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 6, 2022. This proxy statement provides the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What proposals will be voted on at the Annual Meeting?
The following proposals are scheduled to be voted on at the Annual Meeting:
•Election of two Class III directors;
•Approval, on an advisory basis, of 2021 executive compensation;
•Ratification of the selection of KPMG LLP (“KPMG”) as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•Such other business, if any, as lawfully may be brought before the meeting.

Envestnet’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” approval, on an advisory basis, of executive compensation, and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2022.

Are proxy materials available on the Internet?
Yes. Our proxy statement for the 2022 Annual Meeting, form of proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”) are available at www.envestnet.com.

Who is entitled to vote?
Owners of our common stock at the close of business on March 21, 2022, the record date for the Annual Meeting, are entitled to vote. On that date, we had 55,182,250 shares of our common stock outstanding and entitled to vote. Our common stock is our only outstanding class of stock.

How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on March 21, 2022.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held directly in your own name and those owned beneficially through a bank, broker, or other nominee.
Shareholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly or to vote during the Annual Meeting. You may grant your voting proxy in three ways: by mail using the enclosed proxy card, by telephone or by Internet. For information on how to vote by telephone or Internet, see the heading below “May I vote by telephone or via the Internet?” For information on how to vote during the Annual Meeting, see the heading below “How do I attend and vote during the virtual Annual Meeting?”
Beneficial Owner
If your shares are held by a bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by your bank, broker, or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares and are also invited to attend the virtual Annual Meeting.

However, because you are not the shareholder of record you may only vote your shares during the Annual Meeting if your bank, broker or other nominee has provided a signed legal proxy giving you the right to vote those shares and you follow the other instructions described below under the heading “How do I attend and vote during the virtual Annual Meeting?” If your shares are held in street name and you would like to vote by telephone or by Internet, you will need to contact your bank, broker, or other nominee for instructions.

How do I vote by proxy if I am a shareholder of record?
If you are a shareholder of record, you must properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us before the Annual Meeting. The individuals named on your proxy card will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your shares will be voted as recommended by the Board:
•“FOR” the election of each director nominee;
•“FOR” the approval, on an advisory basis, of executive compensation; and
•“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If any other matter is presented at the Annual Meeting, your proxy will be voted in accordance with the best judgment of the individuals named on the proxy card. As of the date of this proxy statement, we know of no other matters to be acted on at the Annual Meeting.

How do I give voting instructions if I am a beneficial owner?
If you are a beneficial owner of shares, you will receive instructions from your bank, broker, or other nominee as to how to vote your shares. If you give instructions to your bank, broker, or other nominee, the bank, broker, or other nominee will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the New York Stock Exchange (the “NYSE”), brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares with respect to “non‑routine” matters. The election of directors and advisory approval of executive compensation are considered “non‑routine” matters and, as such, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to those matters unless the broker has received instructions from the beneficial owner of the shares.
It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your votes with respect to election of directors, the advisory vote to approve executive compensation and any other matters treated as non‑routine by the NYSE, are counted.

May I vote by telephone or via the Internet?
Yes. If you are a shareholder of record, you have a choice of voting by telephone using a toll‑free telephone number, voting over the Internet, or voting by completing the enclosed proxy card and mailing it in the return envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the proxy card. We encourage you to vote by telephone or over the Internet because your vote will be tabulated faster than if you mail it. If you vote by telephone or Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank, broker, or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet.
Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the virtual Annual Meeting and vote.

May I revoke my proxy or my voting instructions?
Yes. If you change your mind after you vote, if you are a shareholder of record, you may revoke your proxy through the following procedures:
•Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet;
•Send a letter revoking your proxy to Envestnet’s Corporate Secretary at 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312; or
•Attend the virtual Annual Meeting and vote during the meeting at https://web.lumiagm.com/241143720.

If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank, broker, or other nominee to determine how to revoke your voting instructions.
If you wish to revoke your proxy or voting instructions, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I attend and vote during the virtual Annual Meeting?
You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/241143720 during the meeting. You may log into the meeting beginning at 10:45 a.m. Eastern Time on May 18, 2022, and the Annual Meeting will begin promptly at 11:00 a.m. Eastern Time. Follow the instructions provided to vote.
If you are a shareholder of record, you will need the 11-digit control number found on your proxy card and the meeting password envestnet2022 (case sensitive).
If you are a beneficial owner and hold your shares in “street name,” you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with these proxy materials, or contact your bank, broker, or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your bank, broker, or other nominee, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to AST. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:
American Stock Transfer & Trust Company, LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Wednesday, May 11, 2022.
Even if you plan to attend the virtual Annual Meeting, Envestnet recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Why are we holding the Annual Meeting virtually?
Our Board annually considers the appropriate format of our annual meeting of shareholders. In light of concerns related to the ongoing COVID-19 pandemic and to maintain a safe and healthy environment for our directors, members of management and shareholders, our Board believes that hosting a virtual Annual Meeting this year is in our best interest and the best interests of our shareholders.

How can I ask questions at the virtual Annual Meeting?
In order to submit a question at the virtual Annual Meeting, you will need your 11-digit control number and the meeting password envestnet2022 (case sensitive). If you are a shareholder of record, the control number can be found on your proxy card. If you are a beneficial owner and hold your shares in “street name,” you can obtain a control number from AST after you register to attend the Annual Meeting as described above under the heading “How do I attend and vote during the virtual Annual Meeting?”
You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will also be able to submit questions during the Annual Meeting. Questions may be submitted by selecting the messaging icon at the top of the screen and typing your message in the chat box once you are in the virtual Annual Meeting. Questions pertinent to meeting matters will be answered during our virtual Annual Meeting, subject to time constraints. A representative of the Company will read the question aloud prior to responding.

What do I do if I have technical problems during the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call toll free (800) 937-5449 or email help@astfinancial.com.

What votes need to be present to hold the Annual Meeting?
To have a quorum for our Annual Meeting, the holders of a majority of our shares of common stock outstanding as of March 21, 2022 must be present in person or represented by proxy at the Annual Meeting. The electronic presence of a shareholder at the virtual Annual Meeting will be counted as a shareholder present in person for purposes of determining a quorum.

What vote is required to approve each proposal?
Directors are elected by a plurality vote, which means that the nominees receiving the most affirmative votes will be elected, up to the number of directors to be chosen at the meeting. However, if the majority of the votes cast for a director are withheld, then, notwithstanding the valid election of such director, our by‑laws provide that such director will voluntarily tender his or her resignation for consideration by our Board. Our Board will determine whether to accept the resignation of such director. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person electronically or represented by proxy and entitled to vote.

How are votes counted?
In the election of Envestnet directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the proposals relating to the advisory vote to approve executive compensation and the ratification of Envestnet’s independent registered public accounting firm.
If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non‑routine matters. As described under the header “How do I give voting instructions if I am a beneficial holder?” the election of directors and the advisory vote to approve executive compensation are considered non‑routine matters.
We will appoint one or more inspectors of election to count votes cast in person electronically or by proxy.

What is the effect of broker non‑votes and abstentions?
A broker “non‑vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner as to how to vote.
Common stock owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock that is beneficially owned and is voted by the beneficial holder through a broker or bank will be counted towards the presence of a quorum, even if there are broker non‑votes with respect to some proposals, as long as the broker votes on at least one proposal. Broker “non‑votes” will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual Meeting. Therefore, broker “non‑votes” will have no direct effect on the outcome of any of the proposals. Abstentions will be considered present and voting and will have the effect of a vote against a proposal.

Who will pay the costs of soliciting proxies for the Annual Meeting?
Envestnet will pay all the costs of soliciting proxies for the Annual Meeting. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. None of our officers or employees will receive any extra compensation for soliciting your proxy. We will reimburse banks, brokers, and other nominees for the expenses they incur in forwarding the proxy materials to you.

Where can I find the voting results?
We will report the voting results in a Form 8‑K that we will file with the SEC within four business days after the Annual Meeting. You can find the Form 8‑K at www.sec.gov or on our website at www.envestnet.com.

Will Envestnet’s independent registered public accounting firm attend the Annual Meeting?
Representatives of KPMG will attend the virtual Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

Do directors attend the Annual Meeting?
Directors are encouraged to attend all meetings of shareholders called by Envestnet. All of our directors who were members of our Board at the time of the 2021 Annual Meeting attended the 2021 virtual Annual Meeting.

How can a shareholder, employee, or other interested party communicate directly with our Board?
Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairperson of the Board, the Chair of any Board committee, or any other director may send written communications to the Board by email at corpsecy@envestnet.com or by mail at c/o Corporate Secretary, 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312. Communication with the Board may be anonymous. The Secretary will forward all communications addressed to the Board, to the Chair of the Audit Committee or the Chair of the Nominating and Governance Committee, who will then determine when it is appropriate to distribute such communications to other members of the Board or to management.

Whom should I call if I have any questions?
If you have any questions about the virtual Annual Meeting or voting, please contact Shelly O’Brien, our Corporate Secretary, at (312) 827‑2800 or at corpsecy@envestnet.com. If you have any questions about your ownership of Envestnet common stock, please contact Investor Relations at (312) 827‑3940 or by email at investor.relations@envestnet.com.

Proposals and Board of Directors (“Board”) Recommendations

Proposals:	Board recommendation:	For more information, see page:
1. Election of two Class III directors to hold office until the 2025 annual meeting and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death	“FOR” each director nominee	26
2. Approval, on an advisory basis, of 2021 executive compensation	“FOR”	51
3. Ratification of the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2022	“FOR”	52

Our Board of Directors
Overview of Directors

				Board Committees:
Director	Age	Director Since	Independent	Audit	Compensation	Compliance and Information Security	Nominating and Governance	Strategy
Luis Aguilar	68	2016	Y			✓	Chair
Ross Chapin	69	2001	Y	✓	✓			Chair
William Crager*	58	2020	N					✓
Gayle Crowell*	71	2016	Y		✓	Chair	✓
James Fox	70	2015	Y	✓	Chair		✓	✓
Valerie Mosley	62	2018	Y			✓	✓
Gregory Smith	58	2015	Y	Chair	✓		✓	✓
*Director nominees for election at the 2022 Annual Meeting

Board Diversity
The Nominating and Governance Committee works with the Board on an annual basis to evaluate the Board as a whole and its individual members in light of the needs of the Board, including the extent to which the current composition of the Board reflects a wide-ranging mix of knowledge, experience, skills, viewpoints, tenures, and backgrounds. We believe that Envestnet’s Board of Directors represents the varied and multifaceted nature of the business environment in which the Company operates. Envestnet is committed to diversity of gender, ethnicity and race, including in leadership roles. Currently, 43% of our Board members are women and/or from ethnically or racially diverse backgrounds.

Women	Ethnic or Racial Diversity	Tenure
29%	29%*	0-5 years: 29%
6-10 years: 57%
More than 10 years: 14%
*Includes directors who self-identify as the following: one Black or African American and one Hispanic or Latino.
Board and Corporate Governance Highlights
The following are highlights of our corporate governance practices. Please see the section below entitled “Corporate Governance” for more information.
We are committed to good corporate governance in order to promote the long-term interests of our shareholders, strengthen Board and management accountability, and build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

✓	6 of 7 directors are independent	✓	Stock ownership requirements for directors and named executive officers (“NEOs”)
✓	Board diversity in terms of gender, race, ethnicity and tenure that provides a range of viewpoints, skills and experience	✓	Regular executive sessions of independent directors
✓	Regular Board and committee meetings	✓	Continuing education program for directors
✓	Annual Board and committee self-evaluations	✓	Annual review of Chief Executive Officer (“CEO”) and Chairperson succession planning
✓	Risk oversight by full Board and committees	✓	Code of Business Ethics and Conduct applicable to all directors, officers and employees
✓	Policy on public company board service (number of additional public company boards of directors limited to three)	✓	Trading policy that prohibits short-term speculative transactions in hedging and, with limited exceptions, pledging Envestnet securities
✓	Majority voting and director resignation policy in uncontested director elections	✓	Clawback Policy applicable to all Section 16 directors and officers
✓	Board oversight of environmental, social and governance matters

Environmental, Social and Governance (“ESG”) Highlights
The following are highlights of our commitment to ESG matters. Please see the section below entitled “Environmental, Social and Governance” for more information.
Envestnet endeavors to fulfill its commitment to ESG initiatives by empowering financial wellness for our communities, our customers, our partners and our employees, by being a responsible citizen in our communities and a mindful steward of the resources we consume and by investing in our employees. The Company has exemplified its commitment in many ways, including:

✓	Partnered with not-for-profit charities Greenwood Project and Project Home to offer Envestnet internships for historically underrepresented students
✓	Developed a global womens’ mentoring program that paired women in India and the U.S. to further develop their leadership skills.
✓
Launched our Envestnet Diversity, Equity and Inclusion Executive Committee comprised of senior leaders who actively guide and champion Diversity, Equity and Inclusion (“DEI”) initiatives across four pillars – training, workforce diversity, professional development, and community impact

✓	Created a unified approach to Employee Resource Groups: Envestnet Bridges, WIN under the IDEAS council to further promote workplace diversity and inclusion and building a welcoming environment
✓	Curated a DEI learning path on LinkedIn Learning available to all Envestnet employees with courses ranging from Unconscious Bias and Privilege to Dealing with Internalized Microaggressions
✓	Leveraged Envestnet Cares relationships to reach marginalized communities and provide education regarding financial literacy
✓	Expanded the employee suite of benefits to include parental stipends for children under age 6, adoption and surrogacy benefits, college loan repayment support and paid parental leave

Executive Compensation Highlights
The following are highlights of our executive compensation practices. Please see the section below entitled “Executive Compensation” for more information.
Our Compensation Committee believes that our compensation practices are key to furthering our compensation principles and ensuring sound governance practices. Our executive compensation practices include the following:

✓	Pay for performance by basing a substantial part of NEO compensation on Company and individual performance, including performance stock units
✓	Deliver the majority of NEO pay in the form of equity-based compensation
✓	Require meaningful stock ownership (as a multiple of base salary) for NEOs
✓	Retain an independent compensation consultant
✓	Maintain a Clawback Policy on incentive awards
✓	Conduct annual outreach with investors on matters including executive compensation and governance
✓	Conduct annual say-on-pay advisory vote
✓	Ensure good governance practices: no single trigger vesting on a change in control; no excise tax gross-ups; no supplemental executive retirement plan; no option repricing without prior shareholder approval; and no excessive perquisites

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Overview
Envestnet is committed to integrating sustainability into our everyday actions to help create long-term value for our shareholders and the communities in which we operate. We aim to operate the Company responsibly while managing risks and using our resources wisely. These principles are grounded in a single ultimate aspiration that guides us and inspires us to move forward: making financial wellness a reality for everyone and building a company that strengthens the communities we serve for generations to come. Additional information on our environmental and social responsibility practices appears on our website located at www.envestnet.com/CSR. Information contained on the website is not incorporated by reference into this proxy statement or any other report we file with the SEC. Additional information on our engagement with shareholders appears below under the section “Executive Compensation— Shareholder Engagement and 2021 Say-on-Pay Vote.”

Developing the Future of Financial Wellness
Envestnet is committed to developing financial literacy and an understanding of the financial services industry through various initiatives and partnerships including:
The Envestnet Institute on Campus
The Envestnet Institute on Campus (“EIOC”) is a collaborative relationship between academia and firms in the wealth and asset management space. The EIOC, with 47 participating universities and colleges as of year-end 2021, offers students interested in developing a career in wealth management with a training regimen specifically designed to bridge the gap between academic knowledge and the application of this knowledge in the wealth and asset management industries. Since the EIOC’s inception in 2015, 7000 students have completed the program (of these students, 1,912 are female and 1,726 are minorities). Additionally, through “The Women’s Initiative Program” which started in 2017, 62 college mentees have been matched with dedicated industry professionals who are committed to informing, guiding and supporting their student mentees. Many of our employees have graduated from this key learning and development program. The program also supports industry hiring managers in identifying potential employees who are qualified for a career in financial services.
Envestnet | MoneyGuide University Program
In addition, through the Company’s Envestnet | MoneyGuide University Program, we partner with nearly 90 universities and colleges to incorporate technology into their financial planning programs by providing free access to MoneyGuide’s software platform. In 2021, approximately 5,000 students used this financial planning software to gain practical experience and hands-on practice.
The Envestnet Scholarship Program (Through EIOC)
Envestnet has partnered with the Center for Financial Planning on this endeavor as part of its Envestnet Institute on Campus program. Scholarships are offered to qualified individuals seeking to complete a CFP Board-Registered Certificate Program, which then qualifies the student to sit for the CFP® certification exam. Scholarships are offered to qualified individuals who can demonstrate financial need and are from underrepresented populations within the financial planning profession and academia.
Envestnet Education Initiative with EVERFI
Envestnet supports EVERFI, Inc. whose mission is to leverage scalable technology to build innovative, impactful education networks that empower people and transform communities. Envestnet supports EVERFI’s efforts to help teachers, schools, and districts bring real-world skills to students. This partnership supports students ranging from 3rd to 12th grade at no cost to individual schools or school districts in states with principal Envestnet office locations.

Responsible Investing
Envestnet is committed to building an end-to-end sustainable investing solution set, with tools embedded into advisor workflows, empowering them to more comprehensively understand how client portfolios align with sustainable investment preferences. Providing access to sustainable investing is an important component of our financial wellness ecosystem, and a key element in building intelligent financial lives. We offer a wide range of capabilities, including portfolio analytics, investment solutions, manager research, overlay technology, reporting, education and thought leadership.

Envestnet has signed the Principles for Responsible Investment (“PRI”). The PRI is an independent investor initiative that has created a set of voluntary and aspirational set of investment principles that offer a menu of possible actions for incorporating ESG issues into investment practices. The goal of the PRI is to create more sustainable capital markets that contribute to a more prosperous world for all. The Principles were developed by an international group of institutional investors reflecting the increasing relevance of environmental, social and corporate governance issues to investment practices. In signing the PRI, we as a service provider publicly commit to adopt and implement the principles, where consistent with our fiduciary responsibilities. We believe this will improve our ability to meet commitments to beneficiaries as well as better align our investment activities with the broader interests of society.

Supporting Our Communities
Envestnet is committed to strengthening our communities by empowering employees to make a positive impact. Envestnet is transforming the way financial advice and wellness are delivered. Our mission is to empower advisors and financial service providers with innovative technology, investment solutions, and data-driven intelligence to make financial wellness a reality for everyone. Envestnet is also committed to compassionate action. Our charitable focus embraces education, financial literacy, and helping those in need in the communities where we work and live. We achieve these goals by engaging in multiyear partnerships through Signature Impact initiatives, annual giving to organizations highlighted by employees, and by multiplying the generosity of employees through a donation matching program. We remain committed to giving back and supporting those in need. Envestnet donated $1 million in 2021 to 504 organizations in the communities where we operate.
As part of our long-term commitment to eight organizations, Envestnet’s Signature Impact program has pledged approximately $2 million, including two initiatives in India.
Envestnet Cares
Through the Envestnet Cares initiative, the Company strives to make a positive philanthropic impact in our communities by fundraising, donating time, or leveraging digital and financial expertise. In addition to long-term partnerships with charitable organizations in the communities in which we do business, we encourage employees to volunteer by providing paid time off for volunteer activities and funding for employee volunteer events, and we match each personal gift by an employee to a registered charity up to $3,000 per year for each employee. In 2021 Envestnet matched $339,000 in employee charitable gifts to 464 organizations.

Reducing Our Impact on the Environment
Envestnet operates in a relatively low-carbon industry and understands the importance of doing our part to reduce our impact on the environment. In 2021 we continued to support employees flexible work schedule, allowing the majority of our workforce to continue to work remotely and reducing the Company’s energy usage and carbon emissions. While this initiative was implemented in the second quarter of 2020, the decision to decrease our footprint was made ahead of the COVID-19 pandemic. Additionally, we continue to explore ways to further improve operational effectiveness and decrease our energy usage and carbon emissions.

Diversity and Inclusion
At Envestnet, we believe that engaging, developing and supporting our employees is critical to our mission of providing the technology, solutions and intelligence to make financial wellness a reality for everyone. We encourage a workplace environment that is respectful, inclusive and open to new ideas and thinking. Envestnet’s Board regularly receives updates and presentations on key organization topics, including ESG, compliance, inclusion and diversity, employee education, development, and succession.
We value the creative ideas, innovative thinking and broader perspectives that come with a diverse workforce and we endeavor to foster a more inclusive and diverse company. Envestnet understands the value that this brings not just to employees, but to its overall business.
Fostering a productive, inclusive culture:
•Created an enterprise-wide strategic initiative dedicated to inclusion and diversity.
•Envestnet Bridges, the employee resource group, hosted monthly conversations on educational and inclusive topics such as Allyship, Understanding Language, and Racism -- Why Your Story Matters.
•Created an IDEAS Council composed of employees across the firm was created to provide high level guidance over all employee resource groups. They are responsible for the ideas to promote workplace diversity and inclusion focusing around building a welcoming environment.
•Leveraged Envestnet Cares relationships to reach marginalized communities and provide education regarding financial literacy.
•Curated a DEI learning path on LinkedIn Learning available to all Envestnet employees with courses ranging from Unconscious Bias and Privilege to Dealing with Internalized Microaggressions.
•Updated recruitment plans to include additional diverse national partners and educational institutions.
•Envestnet’s WIN continued their efforts to better understand how we can use our internal strengths and experiences to help women develop to their fullest potential by providing greater focus on and support for women. WIN gives women tools, training, and networking connections to advance in their careers and build a platform for them to succeed. WIN strives to empower and educate women of all ages and backgrounds both internally at the Company and in our communities.
•Developed a global women’s mentoring program that paired women in India and the U.S. to further develop their leadership skills.
•Launched the second cohort of our Envestnet Delegates Program to provide leadership development opportunities for high-potential employees to grow their strategic insight and subject-matter expertise by working in other disciplines across the business. The program doubled the number of participants from the first cohort.
•Added LinkedIn Learning as an e-learning resource with a digital library with over 16,000 courses covering technical, business, software and creative topics.
•Support the Black Wharton Undergraduate Association as a Silver Donor.
•Continued partnership with the Greenwood Project, which connects Black and Latinx students to internships within the Financial Services Industry.
•Partnered with the University of Delaware Women’s Leadership to launch two successful virtual cohorts in 2021. The program emphasizes advancing women in their leadership journey.
•Launched our Envestnet Diversity, Equity and Inclusion Executive Council in 2021, comprised of senior leaders who actively guide and champion DEI initiatives across four pillars – training, workforce diversity, professional development, and community impact.
•Became the inaugural ambassador for Money Management Institute, an organization with a mission to prepare under-represented talent for the FinTech industry.
•Added partnership with Project Home, which empowers adults, children and families to break the cycle of homelessness and poverty. Envestnet offers internships to Project Home students.
•Created a Gender Transitioning & Gender Affirmation in the Workplace guide to create a safe and respectful workplace for all members of our community including those of all gender identities and expressions.
Envestnet is committed to supporting and developing our employees and fostering a work environment in which all individuals are treated with respect and dignity. We believe in the importance of promoting diversity and inclusion in the workplace, and we are committed to equal opportunity for employees in all aspects of employment and believe that all individuals should have the opportunity to succeed. We are focused on being an employer of choice for all talent, where employees can feel like they belong. As a company, we strive to embed diversity, inclusion and accessibility into the way we do business every day. We continue to invest significant time and effort toward executing diversity and inclusion best practices.
We believe a diverse and inclusive environment fosters innovation, creativity and productivity, which is key to our success. We are committed to hiring and retaining employees from all races, ethnicities, genders, abilities, backgrounds, experiences and locations. In addition, we have policies that seek to provide equal treatment and are dedicated to providing a safe and healthy working environment for all employees, as discussed below in the section entitled “Code of Business Conduct and Ethics.”

Supporting Our Employees
In order to attract and retain top talent in our highly competitive industry, Envestnet provides competitive base pay and recognizes exceptional work in many ways including through the provision of rewards such as annual bonus consideration and long-term equity incentive grants.
In addition, we offer a comprehensive suite of benefits designed to support the professional and personal well-being of our employees. Envestnet’s total rewards package provides benefits such as health, dental and vision insurance; life insurance; medical and dependent care flexible spending account; short and long-term disability, accidental death and dismemberment insurance; a 401(k) plan, with company match; student debt repayment; college scholarship plans for employees’ children; adoption assistance, discount programs; paid time off, including volunteer days and parental leave for the birth or adoption of a child; military leave with pay differential; and pet benefits. In general, all employees are eligible for these benefits.
All U.S.-based, full-time employees also receive nine paid holidays, a minimum of three weeks paid time off, three floating holidays, and three paid volunteer days per year. India-based employees receive standard health and welfare benefits, as well as additional family medical coverage, an internet stipend, and free transportation home from late shifts. Envestnet supports our employees’ physical and mental health with a no-cost Wellness Program; and provides legal, financial, and work-life solutions with our Employee Assistance Program.
In most of our major offices, we provide membership to on-premises gym facilities and offer discounts for gym memberships, weight loss programs and other fitness-related activities outside of the office and we have collaborated with third parties for well-being solutions. We also offer learning and development opportunities to help employees perform at their best and enjoy fulfilling careers, including online training courses, tuition and certification reimbursements, and mentorship programs.

CORPORATE GOVERNANCE

Overview
In exercising its fiduciary duties, the Board is committed to strong corporate governance, as reflected through its policies and practices. We review annually, internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. The Board also reviews regularly our governance policies, practices and processes in the context of current corporate governance trends, shareholder feedback, regulatory changes and recognized best practices and revises such policies when appropriate. We have Corporate Governance Guidelines covering issues such as executive sessions of the Board, director qualification standards, including independence, director responsibilities, and Board self-evaluations. We have also adopted a Code of Business Conduct and Ethics for our employees and directors and charters for each of our Audit, Compensation, Nominating and Governance, Compliance and Information Security and Strategy Committees. Copies of our governance documents, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and each committee charter, are available on our website located at www.envestnet.com under “Investor Relations—Governance —Governance Documents” or may be requested by contacting our Corporate Secretary via telephone at (312) 827-2800, facsimile at (312) 621-7091 or e-mail at corpsecy@envestnet.com. Our website address is provided as an inactive textual reference only; the information provided on or accessible through our website is not part of this proxy statement.

Leadership Changes
Anil Arora resigned from the Board effective October 28, 2021.

The Board of Directors
Our Board oversees our business and monitors the performance of management. In addition to its more traditional business and management oversight responsibilities, the Board also monitors the Company’s activities and practices related to ESG matters. The directors keep themselves up‑to‑date on the Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers, and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
Envestnet holds regular Board meetings that last approximately two days each. In addition, our Board holds an annual business review meeting to assess specific areas of our operations and to learn about general trends affecting the wealth management industry. The Company provides our directors with the opportunity to attend continuing education programs.
The Board usually meets seven times per year in regularly scheduled meetings but will meet more often if necessary. From time to time, the Board holds telephonic sessions on various topics. During 2021, the Board met thirteen times, including through telephonic sessions. All of our directors attended at least 75% of the aggregate number of meetings of the Board and the standing committees on which they served during the year ended December 31, 2021.

Director Independence
In February 2021, our Board determined that the following directors are independent under the listing standards of the NYSE: Luis Aguilar, Ross Chapin, Gayle Crowell, James Fox, Valerie Mosley and Gregory Smith. Mr. Crager is not considered an independent director because he is our CEO. In making its determination of independence, the Board applied the categorical standards for director independence set forth in the NYSE’s rules and also determined, based on all known relevant facts and circumstances applicable to each individual director, that no other material relationships existed between us and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with us.
In addition, our Board determined that Mr. Smith, Mr. Chapin and Mr. Fox, the members of our Audit Committee, satisfy the audit committee independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that Mr. Fox, Mr. Chapin, Ms. Crowell and Mr. Smith, the members of our Compensation Committee, satisfy the additional independence requirements for members of the compensation committee under the NYSE listing standards.
Our independent directors meet at regularly scheduled executive sessions without the participation of management. James Fox, our Chairperson, is the presiding director for executive sessions of independent directors.

Board Leadership Structure
The Nominating and Governance Committee of our Board evaluates the Board’s leadership structure on a regular basis.
The Company’s by-laws and Corporate Governance Guidelines do not require the separation of the positions of the Chairperson and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairperson that it deems best for the Company. By retaining flexibility to adjust the Company’s leadership structure, the Board believes that it is best able to provide for appropriate management and leadership of the Company as circumstances warrant.
At present, the Board has determined that separating the positions of CEO and Chairperson is the most appropriate leadership structure for the Company. The Board believes that separating the positions allows our CEO to focus on strong executive leadership and the day-to-day operational, financial and performance matters vital to Envestnet’s business and the Chairperson to focus on leading the Board in providing independent oversight of management. James Fox has served as an independent director since 2015 and as our Chairperson of the Board since March 30, 2020. The Chairperson’s responsibilities include, among other things: presiding over all meetings of the Board and executive sessions of the independent directors; presiding over meetings of shareholders; serving as a liaison between management of the Company and the Board; and discussing with the CEO agendas for Board meetings and information to be provided to the Board. Other responsibilities of the Chairperson are determined by the Board from time to time.

Committees of the Board
Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Compliance and Information Security Committee, a Nominating and Governance Committee and a Strategy Committee.
Audit Committee
The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit program, and the performance, qualification, and independence of the independent registered public accounting firm KPMG.
Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by our independent registered public accounting firm. No member of our Audit Committee currently serves on the audit committees of more than two public companies (including Envestnet). Our Audit Committee charter provides that if a member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board will determine if such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee.
Only independent directors may serve on the Audit Committee. The Board has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the NYSE and the Exchange Act.
The members of the Audit Committee are currently Mr. Smith (Chair), Mr. Chapin and Mr. Fox.
The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that each is an audit committee financial expert, as that term is defined under SEC rules. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors.”
The Audit Committee held six meetings during 2021. Audit Committee meetings are usually held in conjunction with the regularly scheduled meetings of the Board. At least quarterly, the Audit Committee met with management, KPMG, the Chief Financial Officer, the Chief Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the independent audit, and the results of such audit; critical accounting estimates and policies; and compliance with our conflict of interest and Code of Business Conduct and Ethics policies.
At least quarterly in 2021, the Audit Committee met or had an opportunity to meet in executive session (i.e., without management present) with representatives of KPMG to discuss the results of KPMG’s work.

Compensation Committee

The Compensation Committee is responsible for evaluating the performance of the CEO based on corporate goals and objectives and, with the other independent directors, sets the CEO’s compensation. The Compensation Committee also evaluates the performance of our senior management and determines executive compensation. Additionally, the Compensation Committee reviews and make recommendations to the full Board regarding director compensation.

The Compensation Committee consults with the Nominating and Governance Committee, and works with the CEO and Chairperson of the Board, in the Nominating and Governance Committee’s review of succession planning for Envestnet’s CEO, Chairperson of the Board and, as deemed necessary, any other executive officers.

Only independent directors may serve on the Compensation Committee. The Board has determined that each member of the Compensation Committee satisfies the applicable compensation committee independence requirements of the NYSE.
The members of the Compensation Committee are currently Mr. Fox (Chair), Mr. Chapin, Ms. Crowell and Mr. Smith.
The Compensation Committee held six meetings during 2021.
Compliance and Information Security Committee
The Compliance and Information Security Committee provides oversight of, and reviews, assesses and makes recommendations to our Board regarding, our regulatory compliance programs and information technology security framework.
A majority of the directors that serve on the Compliance and Information Security Committee must be independent. The current committee is comprised entirely of independent directors; prior to his resignation, Mr. Arora was not considered independent due to his role as an executive officer within the prior three years.
The members of the Compliance and Information Security Committee are Ms. Crowell (Chair), Mr. Aguilar, and Ms. Mosley.
The Compliance and Information Security Committee held five meetings during 2021.
Nominating and Governance Committee
The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board, and developing, assessing and recommending corporate governance guidelines. The Nominating and Governance Committee reviews at least annually the Company’s charitable giving, including the Envestnet Cares initiative. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and its committees in their self‑evaluations. The Nominating and Governance Committee, in consultation with the Compensation Committee, reviews annually, or more often if appropriate, succession planning for Envestnet’s CEO, Chairperson of the Board and, as deemed necessary, any other executive officers.

A majority of the directors that serve on the Nominating and Governance Committee must be independent. Currently, the Nominating and Governance Committee is composed entirely of independent directors, as defined by the NYSE listing standards.
The members of the Nominating and Governance Committee are Mr. Aguilar (Chair), Ms. Crowell, Mr. Fox, Ms. Mosley and Mr. Smith.
The Nominating and Governance Committee held five meetings during 2021.
Strategy Committee
The Strategy Committee reviews and provides guidance to the management team and the Board with respect to the Company’s strategic initiatives. The Strategy Committee reviews and makes recommendations to the Board regarding specific strategic initiatives, including acquisitions, divestitures, joint ventures, and strategic alliances. A majority of the directors that serve on the Strategy Committee must be independent.
The members of the Strategy Committee are Mr. Chapin, Mr. Crager, Mr. Fox and Mr. Smith.
The Strategy Committee held seven meetings during 2021.
Succession Planning
Succession planning is a priority for the Board and Company management, with the objective of having a pipeline of diverse leaders for today and the future. To achieve this objective, the Board and management take a proactive approach. We have established a disciplined talent management and succession planning process at the senior level, and we have in place both an emergency and a non-emergency succession plan for the CEO and Chairperson of the Board.

The Nominating and Governance Committee, in coordination with the Compensation Committee, annually reviews the succession plan for the CEO and Chairperson of the Board upon retirement, death or disability. The Nominating and Governance Committee’s review of the succession plan for the CEO is followed by discussion with the non-executive directors of the Board led by the Chairperson of the Board. The Nominating and Governance Committee, in coordination with the Compensation Committee, also annually reviews the succession plan for such other executive officers as the Committee deems appropriate to safeguard continuity in Envestnet’s management, which is then discussed with the full Board. These processes enable the Board to address both long-term planned occurrences, such as retirement or change in roles, as well as short-term unexpected events.

We are committed to the development of employees through the global performance management process, agile career progressions and virtual/online training programs which provide opportunities for feedback, learning and growth across our organization. Envestnet’s talent management efforts create an internal pipeline for future leaders, offering employees opportunities to develop skills and achieve career aspirations. Internal and external training is complemented by several Company programs which ensure that employees with diverse backgrounds and perspectives participate in enterprise project challenges, engage in strategic efforts and benefit from training and professional coaching.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all directors, officers, and employees that sets forth basic principles to guide their day‑to‑day activities. The Code of Conduct sets forth Envestnet’s firm commitment to equal opportunity for employees in all aspects of employment and intolerance of discrimination or harassment of any kind. Envestnet is also committed to fostering a work environment in which all individuals are treated with respect and dignity and prohibits, among other things, any act which may create a dangerous situation. The Code of Conduct also addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws and the Foreign Corrupt Practices Act of 1977, and reporting illegal or unethical behavior. The Board reviews the Code of Conduct on an annual basis and makes changes as appropriate.
Whistleblower Policy
Our employees, officers, directors and temporary/contract employees have an obligation to report any conduct that may be unethical, illegal or otherwise inconsistent with the Code of Conduct. The Code of Conduct sets forth one method for reporting confidentially and anonymously concerns about conduct that may be illegal, unethical or otherwise inconsistent with the Code of Conduct, including regarding accounting, internal accounting control or auditing matters involving the Company. The Company handles such reports pursuant to the procedures outlined in its formal Whistleblower Policy. The Company will not retaliate against any employee, officer or director who makes a good faith report or assists in the investigation of a report. Envestnet communicates the Whistleblower Policy to employees in a number of ways, including in its annual employee training. The Board reviews the Whistleblower Policy on an annual basis and makes changes as appropriate.

Board Oversight of Risk
Envestnet’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise‑wide approach to risk management that is designed to support our business plans within established levels of acceptable risk tolerances. A fundamental part of risk assessment and risk management involves not only understanding key enterprise risks likelihood of occurrence, potential impact and management’s initiatives to mitigate those risks, but also understanding what constitutes an appropriate level and tolerance of risk is appropriate for our Company. The Board regularly considers our risk profile, including during their annual review and approval of our business plan. The involvement of the Board in setting our business strategy is a key component of its assessment of management’s risk tolerance and also its determination of an appropriate overall level of risk for our Company. Committees of the Board oversee certain risks and the management of such risks relevant to their respective committee charter. The entire Board is regularly informed through committee reports and management presentations about such risks. Any risks that may arise related to ESG matters are overseen by our full Board.
The Audit Committee of the Board reviews our policies and practices with respect to risk assessment and risk management and discusses with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures.
The Compensation Committee assesses our executive compensation programs annually to ascertain any potential material risks related to compensation policies and practices.
In conducting this assessment, the Compensation Committee focuses on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.

The Compensation Committee determined that our compensation programs, policies and practices are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy. The compensation Committee further determined that the Company’s policies and practices are not structured to encourage executives to take unnecessary or excessive risks, and therefore do not create risks reasonably likely to have a material adverse effect on our Company.
The Nominating and Governance Committee manages risks associated with general corporate governance and succession planning.
The Compliance and Information Security Committee reviews potential risk related to regulatory compliance requirements and reviews and assesses our regulatory compliance programs. The Compliance and Information Security Committee also reviews potential risk related to our information technology systems, including cybersecurity risk, and reviews and assesses our information technology security framework.

Director Self-Evaluations
The Board and each committee of the Board conduct a formal annual self‑evaluation to assess the business skills, experience, and background represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from directors and discusses the input with the full Board and oversees the self-evaluation process. The self‑evaluation focuses on whether the Board is operating effectively and on areas in which the Board or management believes that the Board or any of its committees could improve. The self-evaluation may be in the form of written or oral questionnaires or interviews and may be conducted by a third party. Each year the Nominating and Governance Committee discusses and considers the appropriate approach and approves the form of the self-evaluation.
The results of the self-evaluation are reviewed by the Nominating and Governance Committee and summarized for the full Board. Any recommendations for improvement are reviewed by the full Board and appropriate plans are initiated by the Board to address such recommendations.

Director Nominations
In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. When reviewing candidates’ qualifications, the Nominating and Governance Committee considers the relevance of their experience and background as well as their independence, judgment, understanding of our business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and our Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to nominate the person for election to the Board. Elections typically occur at our annual meeting but, upon the recommendation of the Nominating and Governance Committee, the Board may approve additions to the Board between annual meetings.
The Board believes that it is important that the Board members represent a diverse mix of viewpoints. The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members in light of the needs of the Board, including the extent to which the current composition of the Board reflects a wide-ranging mix of knowledge, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the varied and multifaceted nature of the business environment in which the Company operates. In evaluating the suitability of individual Board members, the Board and the Nominating and Governance Committee take into account numerous factors such as the individual’s general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company; performance as a member of the Board; understanding of the Company’s business; education and professional background, including current employment and other Board memberships; reputation for integrity; diversity contributed to the Board in terms of gender, race, ethnicity, age and experience and any other attributes they consider to be relevant. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of Directors with a breadth and depth of knowledge, experience, skills, viewpoints and backgrounds to best advance the success of the Company’s business, and represent shareholder interests through the exercise of sound judgment. Although the Board does not have a specific policy regarding diversity, the Board takes into account, and any search firm engaged to assist in identifying candidates for appointment to the Board is directed to take into account, these attributes and the current composition of the Board (including diversity with respect to gender, race, ethnicity, age and experience). In determining whether to recommend a director for re‑election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

In connection with its self‑evaluation described above under “Director Self-Evaluations,” the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the Company’s Corporate Governance Guidelines. See each nominee’s and director’s biography appearing later in this proxy statement for a description of the specific experiences that each such individual brings to our Board.

Shareholder Recommendations and Nominations of Director Candidates
The Nominating and Governance Committee will consider a shareholder’s recommendation for directors by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board. To have a director recommendation evaluated by the Nominating and Governance Committee, a shareholder should provide timely notice of its recommendation with the biographical and background materials set forth in Section 5.2 of our by-laws related to director nominations. Shareholder recommendations for directors should be mailed to: Corporate Secretary, Envestnet, Inc., 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.
If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 5.2 of our by‑laws, which requires, among other things, notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of shareholders. For more information, see the section entitled “Shareholder Proposals for 2022 Annual Meeting.”

Restrictions on Short-term Speculative Transactions, Hedging and Pledging
Short-Term Speculative Transactions and Hedging
We consider it improper and inappropriate for directors, officers, employees, and temporary contract workers (whom we refer to as “covered persons”) to engage in short-term or speculative transactions in our securities. Consequently, we have adopted a policy that prohibits covered persons from engaging in short sales of our securities (sales of securities that are not then owned), including “sales against the box” (sales with delayed delivery) and in transactions in publicly traded options on our securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market. We also only allow “standing orders” for a brief period of time.
Furthermore, we believe that certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, may result in a misalignment of our interests and the interests of covered persons. Accordingly, we have adopted a policy that prohibits hedging transactions and all other similar forms of monetization transactions. For purposes of this policy, hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or engaging in any other transaction, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.
Margin Accounts and Pledging
Envestnet’s current policy permits covered persons to hold our securities in margin accounts and pledge our securities in limited circumstances to strike an appropriate balance between the ability of covered persons to manage their financial affairs with the potential adverse impact to shareholders and the Company that could result from the pledging of a significant number of Company securities by covered persons. Covered persons are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless the covered person clearly demonstrates the ability the repay any obligations arising under the margin account or any loan without resorting to the securities held in the margin account or pledged securities in the case of a loan. We believe that a complete ban on pledging could discourage our executive officers, directors and other covered persons from owning significant levels of Envestnet securities, which we believe would negatively affect shareholders.
Envestnet securities may constitute a significant portion of our officers’ and directors’ personal assets. As a result, situations may arise in which using Envestnet securities as collateral for financial obligations or holding Envestnet securities in a margin account is a preferable means of obtaining liquidity than solely through decreased security ownership. Absent the ability to pledge Envestnet securities in this manner, an officer or director may be forced to sell shares, which is not in our shareholders’ best interests. An absolute prohibition on pledging could create a disincentive for our officers and directors to hold substantial amounts of Envestnet securities for long time periods. Although securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a covered person fails to meet a margin call or by the lender in foreclosure if the covered person defaults on the loan, we believe that our policy’s requirement that the covered person demonstrate the ability to repay any obligations arising under the margin account or any loan both effectively mitigates the risk that forced sales of pledged shares could prompt a broader sell-off or further depress a declining stock price and provides our officers and directors with reasonable flexibility to use their Envestnet securities as collateral and liquidity, encouraging retention of substantial ownership of our securities.

Related Party Transaction Policies and Procedures
Our Board has adopted a written policy regarding review and approval of any Related Party transactions. This policy applies to any transaction, arrangement or relationship in which we (including any of our subsidiaries) were, are, or will be a participant, the amount involved exceeds $120,000 annually and in which any director, officer, 5% or greater shareholder or certain other related parties or entities (each, a “Related Party”), has a direct or indirect material interest. We refer to these transactions as “Related Party Transactions.” Under the policy, the Audit Committee must approve all Related Party Transactions proposed and, if appropriate, ratify any such transaction previously commenced and ongoing. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum. In its evaluation, the Audit Committee considers all of the relevant facts and circumstances in determining whether to approve a Related Party Transaction, including:

•The benefits to us of the proposed Related Party Transaction;
•The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer;
•The creation of an actual or apparent conflict of interest;
•The availability of other sources for comparable products or services;
•The terms of the proposed Related Party Transaction;
•The Related Party’s interest in the transaction; and
•The terms available to unrelated third parties or to employees generally.

The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders, as the Audit Committee determines in good faith.
The following types of transactions do not require approval or ratification under this policy:
•Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;
•Transactions in which the Related Party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;
•Transactions in which the Related Party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;
•Transactions in which the Related Party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not‑for‑profit organization or charity that receives donations from us;
•Compensation arrangements of any executive officer (other than an individual who is an immediate family member of a Related Party) that have been approved by the Compensation Committee of our Board and that are reported in our annual meeting proxy statement or would be reported if the executive officer were a named executive officer; and
•Director compensation arrangements that have been approved by our Board and that are reported in our annual meeting proxy statement.

Related Party Transactions

In June 2021, Envestnet entered into a Simple Agreement for Future Equity (a “SAFE”) with Upward Wealth Inc. (d/b/a BrightUp) (“BrightUp”), a company founded and wholly-owned by Valerie Mosley, one of our directors, to democratize financial wealth-building and personal well-being through providing financial advice to historically underserved markets, including low income and minority investors. Pursuant to the SAFE, Envestnet agreed to invest $250,000 in BrightUp as part of a round of early stage financing. The other investors in the financing, including both institutional and individual investors, all invested on the same terms as Envestnet. The investment in BrightUp was approved by the Company’s Audit Committee under the procedures described above under “—Related Party Transaction Policy and Procedures.” In approving the investment, the Audit Committee considered that the terms on which Envestnet was investing were identical to all other investors in the financing and BrightUp’s mission of bringing wealth-building services to underserved communities.

Under the SAFE, in the event BrightUp completes an equity financing (defined as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which BrightUp sells preferred stock at a fixed valuation), all of the SAFE Investors’ investment in BrightUp will convert into shares the of preferred stock issued at a 10% discount to the valuation in such equity financing. If there are certain liquidity events, including a sale of BrightUp, prior to an equity financing, all of the SAFE Investors’ investment in BrightUp will be entitled to an amount equal to the greater of their original investment and their percentage interest in BrightUp. In the event of a dissolution of BrightUp prior to a liquidity event, all of the SAFE Investors’ investment in BrightUp will be treated junior to any indebtedness of BrightUp, on a parity with any preferred stock of BrightUp and junior to any common stock of BrightUp.

Indemnification of Directors and Executive Officers

We have entered into agreements to indemnify our directors and certain of our officers in addition to the right to indemnification provided to such persons in our certificate of incorporation and by‑laws. These agreements will, among other things, require us to indemnify these individuals to the fullest extent permitted under Delaware law, including for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by any such person as a director or officer of our Company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise if any such person serves in such capacity at our request. We also intend to enter into indemnification agreements with our future directors and executive officers.

Delinquent Section 16(a) Reports
Our officers (as that term is defined under Section 16 of the Exchange Act), directors and 10% beneficial owners are subject to the reporting requirements of Section 16 of the Exchange Act. Except as disclosed in the next sentence, we believe that all such officers, directors and 10% beneficial owners complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2021. Due to an administrative error, (1) Messrs. Arora, Crager and DePina were each late in filing a form 4 to report the award of performance stock units and (2) Mr. Cooper was late in filing a form 4 to report the award of restricted stock units.

DIRECTOR COMPENSATION
The Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually. The Board evaluates these recommendations and makes a final determination on the compensation of our directors.
For fiscal 2021, our non-employee directors receive an annual retainer of $190,000. Directors receive $50,000 of the annual retainer in cash and the remaining $140,000 in restricted stock units. The non-employee members of the Board are also entitled to the following additional annual retainers: $75,000 for the Chairperson of the Board; $30,000 for the Lead Director, if applicable; $25,000 for the Chair of the Audit Committee; $20,000 for the Chairs of the other committees; and $10,000 for all non-Chair committee members for each committee on which they serve. In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $1,000 for telephonic attendance or $5,000 for in-person attendance for each Board and standing committee meeting attended that exceeds the number of meetings contemplated in the annual retainer (“additional meeting fees”). Any such additional annual retainer amounts and additional meeting fees paid to a director for serving on a committee as a Chair or as a member are paid 25% in cash and 75% in restricted stock units. All non-employee directors receive an initial equity grant of $100,000 of restricted stock units upon joining the Board.
Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31st for the amounts earned during the previous year and fully vest on the first anniversary of the grant. All equity grants to our non‑employee directors are made pursuant to the Envestnet, Inc. 2010 Long‑Term Incentive Plan (“2010 Long-Term Incentive Plan”). We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board or committees.
As a result of an analysis by our independent consultant of the current competitiveness of Director compensation, effective for fiscal 2022, the equity component of the Board retainer has been increased from $140,000 to $165,000 and the additional annual retainer for the Chairperson of the Board has been increased from $75,000 to $90,000.
During 2021 the Compensation Committee engaged Willis Towers Watson US LLC (“WTW”), the Committee’s independent consultant, to provide advice and information regarding executive compensation, including to evaluate the competitiveness of Director compensation. During fiscal 2021, the aggregate fees paid to WTW for services related to executive compensation were approximately $270,000. In fiscal 2021, WTW also was retained by management to provide services unrelated to executive compensation for advice regarding human resource related matters. The aggregate fees paid for those other services in fiscal 2021 were approximately $210,000. All additional services performed by WTW were approved by management and performed at the direction of management in the ordinary course of business. The Compensation Committee annually reviews the independence of WTW in light of SEC and NYSE rules regarding compensation consultant independence and has affirmatively concluded that WTW has no conflicts of interest relating to its engagement by the Compensation Committee.

Stock Ownership Guidelines - Non-employee Directors
To align the interests of the non-employee members of our Board with the long-term interests of our shareholders, all non-employee directors must maintain an ownership level in our common stock equal to or greater than $300,000. Directors have four years to come into compliance with the ownership guidelines.

Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors in 2021. Mr. Crager, our CEO, receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Luis Aguilar	59,500	172,281	231,781
Anil Arora	48,554	—	48,554
Ross Chapin	61,000	199,272	260,272
Gayle Crowell	62,000	183,105	245,105
James Fox	85,000	234,698	319,698
Valerie Mosley	57,000	167,782	224,782
Gregory Smith	67,500	196,250	263,750

(1) Represents the aggregate cash portion of annual retainers, Board Chair retainer, committee Chair retainers, member committee fees and additional meeting fees. Mr. Arora resigned from the Board effective October 28, 2021 and received pro-rata fees for his service during fiscal year 2021.
(2) Restricted stock unit awards were granted on March 11, 2021 with a fair market value of $70.29 per share. The amounts reported represent the aggregate grant date fair value during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Codification Topic 718 (“ASC 718”). Under ASC 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant, which is then recognized, subject to market value changes, over the requisite service period of the award.

Outstanding Equity Awards
As of December 31, 2021, the following equity awards were outstanding for each non-employee director in 2021:

Luis Aguilar	1,745	options
	2,451	restricted stock units
Anil Arora	2,500	options
	—	restricted stock units
Ross Chapin	28,469	options
	2,835	restricted stock units
Gayle Crowell	1,745	options
	2,605	restricted stock units
James Fox	8,082	options
	3,339	restricted stock units
Valerie Mosley	—	options
	2,387	restricted stock units
Gregory Smith	8,038	options
	2,792	restricted stock units

PROPOSAL NO. 1: ELECTION OF DIRECTORS
General
Our Board is divided into three classes with the terms of office of each class ending in successive years. Our by‑laws provide for a minimum of 5 and a maximum of 11 directors and empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next annual meeting.
Following the recommendation of the Nominating and Governance Committee, our Board has nominated William Crager and Gayle Crowell to each serve a three-year term to expire at the annual meeting in 2025 and until their successor is duly elected and qualified or until their earlier resignation, removal, incapacity or death. Each nominee is currently serving as a director of Envestnet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF ENVESTNET.
If any director nominee is unable to serve, the individuals named as proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why any nominee may be unable to serve as a director. If any director resigns, dies, or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting of shareholders.
Set forth below is information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for election for a term expiring in 2025 (Class III)

William Crager
Mr. Crager, age 58, serves as our Chief Executive Officer and has served as a member of our Board since March 2020. Previously, Mr. Crager served as our Interim Chief Executive Officer between October 2019 and March 2020, Chief Executive of Envestnet Wealth Solutions since January 2019, and President of Envestnet since 2002. Prior to joining us, Mr. Crager served as Managing Director of Marketing and Client Services at Rittenhouse Financial Services, Inc., an investment management firm affiliated with Nuveen Investments. Mr. Crager received an MA from Boston University and a BA from Fairfield University, with a dual major in economics and English.

Mr. Crager’s qualifications to serve on our Board include his extensive familiarity with the financial services industry acquired through his 20 years with the Company and his prior work experience.

Gayle Crowell
Ms. Crowell, age 71, has served as a member of our Board since March 2016. She served as a member of the Yodlee, Inc. board of directors from July 2002 until November 19, 2015, when Yodlee, Inc. was acquired by the Company, and as lead independent director of Yodlee, Inc. between March 2014 and November 2015. Ms. Crowell served as an operational business consultant for Warburg Pincus LLC, a private equity firm, from June 2001 to January 2019. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Ms. Crowell currently serves on the boards of directors of Pliant Therapeutics, a biotechnology company developing therapies for fibrotic diseases, Hercules Capital, a specialty finance company serving the technology and life sciences sectors and GTreasury, a fully integrated cash and risk management solution providing strategic treasury management. Ms. Crowell received an undergraduate degree in education from the University of Nevada at Reno.

Ms. Crowell’s qualifications to serve on our Board include her experience as a senior executive and in the technology industry.

Directors whose terms of office will continue after this meeting

Directors whose terms expire in 2023 (Class II)

Luis Aguilar	Mr. Aguilar, age 68, has served as a member of our Board since March 2016. Mr. Aguilar was a Commissioner at the U.S. Securities and Exchange Commission from July 2008 through December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Mr. Aguilar’s previous experience includes serving as the General Counsel, Head of Compliance, Executive Vice President and Corporate Secretary of Invesco, Inc. with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, he was also Managing Director for Latin America and president of one of Invesco’s broker-dealers. His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP). He began his legal career as an attorney at the U.S. Securities and Exchange Commission.

Mr. Aguilar represented the Commission as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC’s first Investor Advisory Committee.

Mr. Aguilar serves as a director of Donnelley Financial Solutions, Inc. He has been a principal in Falcon Cyber Investments, a firm focused on cybersecurity since January 2016. He was a director of MiMedx Group, Inc. from March 17, 2017 through September 19, 2019.

Mr. Aguilar is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He had earlier earned an undergraduate degree from Georgia Southern University.

Mr. Aguilar’s qualifications to serve on our Board include his experience as an SEC Commissioner and his extensive experience in corporate, securities and compliance matters, especially as they apply to investment advisers, investment companies and broker-dealers.

Ross Chapin	Mr. Chapin, age 69, has served as a member of our Board since 2001. In October 2018, Mr. Chapin retired as a Managing Director of Parametric Portfolio Associates LLC, a provider of structured portfolio management, which he joined as a senior executive in October 2005. Prior to Parametric, Mr. Chapin co‑founded Orca Bay Partners, a private equity firm, in 1998. Mr. Chapin received an MBA from Columbia University in finance and accounting and has an undergraduate degree from Denison University.

Mr. Chapin qualifications to serve on our Board include his broad knowledge of the financial services industry and financial products acquired through his experience at Parametric. In addition, the Board benefits from Mr. Chapin’s experience with a broad range of companies and industries acquired as a result of the review and analysis of investments by Orca Bay Partners and his education in finance and accounting.

James Fox
Mr. Fox, age 70, has served as a member of our Board since February 2015 and Chairperson of the Board since March 2020. Mr. Fox retired as Non-Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and, prior to that, as President and Chief Executive Officer starting in October 2005. Mr. Fox has over 30 years of senior executive experience with the BISYS Group, Inc., First Data Corporation, eOne Global, and PFPC. He serves as a director of Madison CF (UK) Limited, The Ultimus Group LLC and Yukon YC Holdings LLC. He also served as a director of Brinker Capital Holdings, Inc. from July 2015 until September 2020.

Mr. Fox participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania. He earned his MBA in Finance from Suffolk University and his undergraduate degree in economics from the State University of New York.

Mr. Fox’s qualifications to serve on our Board include his extensive experience in the financial services industry, financial reporting, and his knowledge gained from service on the boards of various other companies.

Directors whose term expire in 2024 (Class I)

Valerie Mosley
Ms. Mosley, age 62, has served as a member of our Board since October 2018. Ms. Mosley is the founder and Chief Executive Officer of Upward Wealth Inc., a fintech platform d/b/a BrightUp, created to democratize financial wealth-building and personal well-being. Ms. Mosley is CEO of Valmo Ventures, a company that creates, advises, and invests in companies, assets, and efforts that have significant potential to add value to both investors and society. Ms. Mosley was Senior Vice President, Partner, Portfolio Manager and Investment Strategist at Wellington Management Company, LLP, a $1.2 trillion global money management firm. Ms. Mosley also chaired the firm’s Industry Strategy Group, which took a long-term perspective to identify trends, headwinds, and tailwinds impacting various industries. As a member of several investment strategy groups, Ms. Mosley helped establish investment parameters to which team portfolio managers adhered. Ms. Mosley serves as a board member at Groupon, Inc., DraftKings, and Eaton Vance Funds. Ms. Mosley received her MBA from the University of Pennsylvania and an undergraduate degree from Duke University.

Ms. Mosley’s qualifications to serve on the Board include her experience in the wealth management business.

Gregory Smith
Mr. Smith, age 58, has served as a member of our Board since February 2015. Mr. Smith currently is an Executive‑in‑Residence and Lecturer at the University of Wisconsin‑Milwaukee’s Lubar School of Business. He was Managing Partner of Barnett Management Advisors, LLC from 2012 until 2020. Prior to joining the University of Wisconsin‑Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16-year Wall Street investment banking career, including six years as a Managing Director. He is currently a Director and Vice Chairman of the Church Mutual Holding Company, Inc. (f/k/a the Church Mutual Insurance Company). He also served as a Director of its subsidiary, CM Vantage Specialty Insurance Company until the formation of the holding company in 2020. He is also a board member of the University School of Milwaukee and the Milwaukee Symphony Orchestra. He served as a Trustee of the Milwaukee County Pension Fund in 2014 and 2015. Mr. Smith is an honors graduate of both Princeton University, where he received an undergraduate degree, and The University of Chicago where he received an MBA. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.

Mr. Smith’s qualifications to serve on our Board include his extensive experience in accounting, liquidity, budgeting and forecasting, treasury, capital management, tax and mergers and acquisitions.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management
The following table sets forth, as of March 21, 2022, the beneficial ownership of our common stock by our current directors, our Named Executive Officers (as defined in “Executive Compensation - Compensation Discussion and Analysis”) and our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common stock under the column “Shares Held.”

Name	Shares Held	Options Exercisable within 60 Days (1)	Unvested RSUs Vesting within 60 Days	Total Beneficial Ownership	Beneficial Ownership Percentages
William Crager (2) (3)	307,756	50,585	—	358,341	*
Peter D’Arrigo	105,722	34,935	—	140,657	*
Stuart DePina	72,023	1,565	—	73,588	*
Shelly O’Brien	34,546	8,931	—	43,477	*
Luis Aguilar	16,235	1,745	—	17,980	*
Ross Chapin	59,492	23,192	—	82,684	*
Gayle Crowell (4)	13,732	1,745	—	15,477	*
James Fox	22,339	8,082	—	30,421	*
Valerie Mosley	6,749	—	—	6,749	*
Gregory Smith	20,898	8,038	—	28,936	*
All Directors and Executive Officers as a Group	659,492	138,818	—	798,310	1.44%
*Denotes beneficial ownership of less than one percent. Beneficial ownership percentages are based on 55,182,250 shares of our common stock outstanding as of March 21, 2022.
(1)Includes options vested and exercisable within 60 days of March 21, 2022.
(2)Includes 100 shares indirectly held by Mr. Crager’s wife.
(3)Includes 100,000 shares held as security in a margin account.
(4)Includes 3,852 shares held by a trust in which Ms. Crowell is a trustee and beneficial owner.

Security Ownership of Certain Beneficial Owners
The following table sets forth, as of March 21, 2022, all persons we know to be direct or indirect owners of more than 5% of our common stock based on reports filed with the SEC by each of the firms listed in the table below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class*
BlackRock Inc. (1)	7,591,595	13.8%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (2)	5,130,077	9.3%
100 Vanguard Blvd.
Malvern, PA 19355
JPMorgan Chase & Co. (3)	3,247,571	5.9%
383 Madison Avenue
New York, NY 10179
* Beneficial ownership percentages are based on 55,182,250 shares of our common stock outstanding as of March 21, 2022.

(1)Based on Amendment No. 1 to Schedule 13D filed by BlackRock, Inc. (“Blackrock”) on June 10, 2021. BlackRock reported sole voting power with respect to 7,521,617 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 7,591,595 shares and shared dispositive power with respect to 0 shares.
(2)Based on Amendment No. 7 to Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 10, 2022. Vanguard reported sole voting power with respect to 0 shares, shared voting power with respect to 99,303 shares, sole dispositive power with respect to 4,982,185 shares and shared dispositive power with respect to 147,892 shares.
.
(3)Based on Amendment No. 1 to Schedule 13G filed by JPMorgan Chase & Co. (“JPMorgan”) on January 10, 2022. JPMorgan reported sole voting power with respect to 2,890,544 shares, shared voting power with respect to 88,209 shares, sole dispositive power with respect to 3,172,375 shares and shared dispositive power with respect to 74,958 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)
This section describes the compensation program for the 2021 NEOs and the compensation decisions implemented by the Compensation Committee for fiscal year 2021. The NEOs for 2021 are:
Named Executive Officers for 2021

Name	Title
William Crager	Chief Executive Officer
Peter D’Arrigo	Chief Financial Officer
Stuart DePina	President
Shelly O’Brien	Chief Legal Officer, General Counsel and Corporate Secretary

Highlights of 2021 and Long-Term Performance
Overall Envestnet achieved strong performance in 2021 demonstrated by growth in revenue of 19%. GAAP net income was $12.7 million and GAAP net income per diluted share was $0.24. Adjusted EBITDA grew at 8% while adjusted net income per diluted share (“Adjusted EPS”) decreased by 6%. These results improved from 2020 due primarily to revenue growth driven by strong net flows, favorable markets and new account growth. Adjusted Revenue, Adjusted EBITDA and Adjusted EPS are important value drivers for our business as we look to grow while maintaining profitability. The decrease in Adjusted EPS is primarily due to the adoption of a new accounting standard on January 1, 2021 related to Envestnet’s convertible debt arrangements which resulted in an additional 9.5 million shares to Envestnet’s non-GAAP diluted share count when comparing 2020 to 2021.

Financial Performance 2021 versus 2020
Adjusted EBITDA and Adjusted EPS are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Strategic Accomplishments
•We doubled our net asset flows in assets under management/administration (“AUM/A”) to $54 billion excluding conversions as we began to focus on opportunities in our current asset base. The weighting of assets under management (“AUM”) within our total net flows increased to 73% versus 49% last year.
•We advanced digital connectivity to our clients delivering 11 million insights a day that enable our advisors to take actionable steps based on their clients’ unique needs.
•We signed with 273 new firms, advisory firms, RIAs, FinTechs, enterprises, and asset managers - connecting them to the power of the Envestnet ecosystem.
•Assets utilizing our overlay services grew 57%.
•The number of Advisors using Direct Indexing Solutions expanded by 52%.

Five Year Performance
In 2021, we continued to build on our proven record of innovation and growth. We experienced robust revenue growth and increased our market share in the growing advisor marketplace, which based on data from Cerulli Associates, included $25.7 trillion in advisor directed assets in 2020. We currently serve roughly one in three advisors, including 35% of large RIAs (those with over $1 billion in assets under management).

Envestnet’s 2021 performance continues to demonstrate our ability to build sustained core growth across all our key metrics and to achieve our long-term strategic goals. Additionally, our cumulative total shareholder return (“TSR”) for the last five years was 125.1% and has exceeded that of the Russell 2000 Index which for the last five years was 65.5%.
While our GAAP net income (loss) varied from year-to-year, our non-GAAP performance, which adjusts primarily for non-cash and non-recurring expenses, was strong and continued to improve, as illustrated below.

	2016 ($)	2017 ($)	2018 ($)	2019 ($)	2020 ($)	2021 ($)
GAAP Net Income (Loss) in Millions	(55.6)	(3.3)	4.0	(17.2)	(2.6)	12.7
GAAP Net Income (Loss) per Diluted Share attributable to Envestnet*	(1.30)	(0.08)	0.12	(0.33)	(0.06)	0.24
*excludes GAAP net income (loss) attributable to the company’s non-controlling interests

Adjusted EBITDA and Adjusted EPS are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Shareholder Engagement and 2021 Say-on-Pay Vote
Envestnet’s current executive compensation program reflects a comprehensive evaluation by the Compensation Committee and management and includes the feedback and perspectives of shareholders. In 2021, Envestnet’s compensation program received support from approximately 97% of votes cast. Due to continued strong support, we maintained our existing executive compensation program in response to this vote.
Envestnet has continued to regularly solicit feedback from shareholders regarding our executive compensation program during ongoing engagement. Discussions in 2021 and 2022 continue to indicate that shareholders are generally supportive of our current approach to executive compensation. The Compensation Committee is committed to engaging with shareholders on executive compensation and making changes that are directly responsive to shareholder feedback and that enhance alignment of our executive compensation program with the Envestnet business strategy.

Envestnet’s Compensation Philosophy and Guiding Principles
Our Company strives to represent a diverse and inclusive environment as we believe it creates a culture that attracts and motivates employees to operate at their highest level. We provide employees with competitive, performance-based compensation that encourages the achievement of results that create long-term shareholder value. Our total rewards practices are aligned with the market, consistent with our risk profile and reflective of solid governance practices. The following principles are the basis for our executive compensation program and align pay with performance and shareholder interests:
•Compensation is based on clearly articulated goals and results.
•Performance-based rewards are consistent with our long-term business strategy and aligned with long-term shareholder value creation.

Envestnet’s Executive Compensation Program
As noted, our guiding principles form the basis for our executive compensation program which is structured as follows.

Compensation Component	Type	When	2021 Performance Measures	Link to Strategy and Performance
Base Salary	Fixed Cash	Annual	Reviewed annually for potential adjustments based on factors such as market competitiveness, individual performance and scope of responsibility	Competitive cash compensation that attracts high-caliber executives to lead our Company
Annual Incentive Program (“AIP”)	Variable Cash	Annual
Based on achievements with respect to the Company’s financial goals and individual performance against the Company’s strategic objectives
•Adjusted Revenue (45%)
•Adjusted EBITDA (15%)
•Adjusted EPS (15%)
•Individual/Team contribution (25%)

•Designed to motivate our executives to attain short-term performance goals that are linked to our long-term financial and strategic performance objectives
•Minimum Threshold is 40%
•Maximum Value is 150%
•Subject to Clawback Policy

Long-term Incentive 50% Performance Stock Units	Variable Equity	3-Year Period with Cliff Vesting
Value reflects Company’s stock price performance and for awards made in 2021 is based on achievements with respect to the Company’s financial goals over three years
•Adjusted Revenue growth (33%)
•Adjusted EPS growth (33%)
•Relative TSR (33%)

•Aligns executives’ interests with achieving critical long-term financial goals of the Company
•Further aligns executives with shareholder interests through share price appreciation
•Subject to Clawback Policy

Long-term Incentive 50% Restricted Stock Units	Variable Equity	3-Year Time Vesting
Value reflects Company’s stock performance
•Awards vest over three years with one-third (1/3) vesting on the first anniversary of the grant and one-twelfth (1/12) vesting on each three-month anniversary thereafter for the following two years

•Aligns executives’ interests with those of our shareholders
•Indirectly pays for performance achieved though creativity, the capitalization of unique opportunities and business initiatives that contribute to stock price appreciation
•Subject to Clawback Policy

The Compensation Committee reviews a number of factors when establishing target total compensation for executives including, but not limited to, market data, tenure in position, experience, performance and internal pay equity.

The performance metrics used in our incentive plans have been selected given their clear alignment with our strategic priorities.

Metric	Why It Matters
Adjusted Revenue	An important measure of top-line results and our ability to grow our customer base and/or relationships.
Adjusted EBITDA	An important measure of bottom-line results, our ability to increase profitability and our ability to reinvest and generate future returns for shareholders.
Adjusted EPS
Mitigates the risk of growing either Adjusted Revenue or Adjusted EBITDA solely through acquisitions that might otherwise be dilutive on a per-share basis; this is also a key metric used by our investors and is indicative of our overall profitability.

Individual/Team Performance	Enables an assessment of qualitative and quantitative contributions at the individual and team level that are not directly relevant at an enterprise-wide level and/or captured in our financials; these outcomes have a direct impact on our current and future economic results and the success of our organization.
Relative TSR	Demonstrates our ability to deliver superior returns to our shareholders.

The Compensation Committee approved minor modifications to the performance metrics applied in 2021 relative to prior years which are reflected above. These changes were implemented to ensure the effective alignment of our compensation program with Envestnet’s strategic imperatives and to incentivize the right behaviors related to business investment and top-line growth. In summary:

•The weight of Adjusted Revenue in the AIP was increased from 35% to 45% with reductions of five percentage points in the corresponding weights of Adjusted EBITDA and Adjusted EPS to 15% each;
•PSU metrics were simplified to three equally weighted metrics with the removal of Adjusted EBITDA; and
•Adjusted EPS performance will be assessed based on final year performance to reflect our focus on strategic investments over the next two year. Adjusted Revenue and Relative TSR will continue to be measured over the full three-year performance period.

Envestnet’s Executive Compensation Mix
Our executive compensation program emphasizes at-risk variable pay, with the majority delivered in the form of Envestnet equity. The following charts show the target executive pay mix based on base salary effective February 2021, target bonus for 2021 performance, and target equity values for 2021 granted in early 2022.
(1) Comprised of Mr. D’Arrigo, Mr. DePina and Ms. O’Brien.

What We Do and What We Don’t Do
Our Compensation Committee believes that our compensation practices are key to furthering our compensation principles and ensuring sound governance practices.

What We Do	What We Don’t Do
•Pay for performance by basing a substantial part of NEO compensation on Company and individual performance, including performance stock units
•Deliver the majority of NEOs’ pay in the form of equity-based compensation
•Require meaningful stock ownership (as a multiple of base salary) for NEOs
•Retain an independent compensation consultant
•Maintain a Clawback Policy on incentive awards
•Conduct annual outreach with investors on matters including executive compensation and governance
•Conduct an annual say-on-pay advisory vote

•No single trigger vesting of equity awards following a change in-control
•No excise-tax “gross-ups”
•No Supplemental Executive Retirement Plan
•No option re-pricing without prior shareholder approval
•No excessive perquisites
•No hedging of Company’s securities by employees

Role of Compensation Committee and Management
The Compensation Committee is responsible for overseeing and approving executive compensation programs at Envestnet. At the beginning of each year, the Compensation Committee approves the components of compensation for the NEOs, the individual performance goals for the Chief Executive Officer (“CEO”) and sets the performance goals for any related compensation programs.

At the end of the year, the Compensation Committee conducts an in-depth review of overall Company results and the CEO’s performance relative to the identified goals. The CEO provides an overview of the performance of each of the other NEOs to the Compensation Committee and presents his compensation recommendations. CEO and NEO pay levels are evaluated and approved after an analysis of total compensation for similar positions, consideration of external market conditions, and a review of individual performance. While a specific percentile is not targeted, the aggregate impact of pay decisions by role is informed by a competitive range around market median taking account of the aforementioned factors. The Compensation Committee exercises its discretion to make changes to any recommendations made by the CEO and approves all compensation decisions for the NEOs with the objective of ensuring that compensation delivered is aligned with the achieved performance results. Compensation decisions for the CEO are made by the Compensation Committee based on a number of relevant factors, including an assessment of Company results and the CEO’s individual performance.

In 2021, the Compensation Committee again retained WTW to advise the Compensation Committee on matters including the compensation peer group, executive compensation levels and practices, and compensation risk used in the 2021 compensation decisions and executive compensation.

Peer Group
The Compensation Committee should have a full understanding of competitive practices with respect to both pay levels and pay design to inform decision making.
In identifying potential peers, the following criteria are considered:
•Listed companies in the application software industry that conduct business similar to Envestnet
•Companies with revenues and market capitalization within a reasonable range of Envestnet
•Companies that consider Envestnet a peer
•Companies considered peers of Envestnet by other third parties
•Competitors for talent
The 16-company peer group that informed compensation decisions for 2021 compensation was first established in 2019 and subsequently reviewed in 2020 without change (the “2020 and 2021 Compensation Peer Group”). During 2021, the Compensation Committee conducted its annual review of the peer group and approved minor changes to reflect transaction activity (RealPage was removed following its acquisition) and include two new companies of increased relevance (Axos Financial and LPL Financial Holdings). This revised peer group (the “2022 Compensation Peer Group”) was used to inform decisions regarding 2022 compensation.

2020 AND 2021 COMPENSATION PEER GROUP
Former Companies Removed	Existing Companies Retained		New Companies Added
RealPage, Inc.	ACI Worldwide, Inc.	MarketAxess Holdings Inc.	Axos Financial
	AssetMark Financial Holdings, Inc.	Morningstar, Inc.	LPL Holdings, Inc.
	Blucora, Inc.	MCSI Inc.
	Bottomline Technologies Inc.	New Relic, Inc.
	Cornerstone OnDemand, Inc.	SEI Investments Co
	FactSet Research Systems Inc.	SS&C Technologies, Inc.
	Fair Isaac Corporation	Zendesk, Inc.
Guidewire Software, Inc.
2022 COMPENSATION PEER GROUP

Against both groups, Envestnet ranked at median on revenue and around the 35th percentile on market capitalization. Market data from the relevant peer group, as well as broader contextual information from compensation surveys for non-CEO roles, informs decisions on executive compensation.

Compensation Decisions Made in 2022 for 2021 Performance
In the first quarter of each year, the Compensation Committee and management consider the performance for the prior fiscal year when determining annual cash bonuses as well as equity awards for the NEOs. The equity awards granted in the first quarter of each year are made for performance in the prior year and therefore the equity awards granted in 2022 are considered part of 2021 compensation.
Overall, Envestnet performance was strong in 2021 as reflected in our Adjusted Revenue and Adjusted EBITDA performance which was above expectations relative to our long-term strategic plan, underpinned by the significant individual contributions by each of our NEOs. Incentive compensation decisions for 2021 are reflective of this strong corporate performance and significant individual contributions.
Based on this process, the Compensation Committee approved the following compensation decisions in 2022 for 2021 performance. The compensation amounts for 2021 performance set forth in this table are calculated differently than the 2021 compensation amounts reflected in the Summary Compensation Table, which is presented in accordance with SEC rules.
Specifically, the equity award amounts listed below for 2021 are the awards that were granted in February of 2022 based on 2021 performance, but the equity award amounts listed for 2021 in the Summary Compensation Table equal the fair value of the equity awards that were granted during 2021 to the NEOs in accordance with SEC rules. This table is not intended to replace the Summary Compensation Table information provided on page 40:

Name	2021 AIP and Bonus (Paid in 2022)	Number of RSUs Granted in 2022 (for 2021 performance)	Number of PSUs Granted in 2022 (for 2021 performance)	Total Number of Units (1)
William Crager	780,000	36,755	36,755	73,510
Peter D’Arrigo	540,000	13,365	13,365	26,730
Stuart DePina	650,000	15,555	15,555	31,110
Shelly O’Brien	288,000	5,012	5,012	10,024
(1)Grant date values: Mr. Crager $5,500,000; Mr. D’Arrigo $2,000,000; Mr. DePina $2,327,638; Ms. O’Brien $750,000.

Base Salary. Named Executive Officer salaries were unchanged in 2021. Mr. Crager’s salary was increased in 2022 from $600,000 to $650,000, with increases for other NEOs ranging from 0%-11%. Salaries are based on several factors, the most significant of which was competitive market data for comparable roles. The Compensation Committee’s independent advisor, WTW, provides the Compensation Committee with data from the compensation peer group as well as other contextual broader survey data to inform decision making. The changes approved reflect role expansions, market realignment and merit increases.

Name	2021 Salary ($) (1)	Increase for 2021	2022 Salary ($) (2)	Increase for 2022
William Crager ...............................................................	600,000	0%	650,000	8.3%
Peter D’Arrigo ................................................................	405,015	0%	450,000	11.1%
Stuart DePina .................................................................	500,016	0%	500,016	0%
Shelly O’Brien ...............................................................	364,993	0%	375,000	2.7%
(1) Effective February 2020.
(2) Effective February 2022.

Annual Incentive Program. In 2018, the Compensation Committee approved an Annual Incentive Program (“AIP”) for NEOs and other executives to encourage achievement of our near-term objectives. The AIP rewards executives based on a combination of Company and individual goals. Company performance is measured based on revenue, adjusted EBITDA, and adjusted EPS. Individual and team performance assessment included achievement of strategic objectives, financial performance, and other goals specific to roles.

To determine payments made in 2022 for 2021 performance under the AIP, the Compensation Committee evaluated Company performance against the pre-established financial goals (as described below). As discussed earlier in this report, the Compensation Committee approved minor modifications to the performance metrics applied in 2021 to ensure the effective alignment of our compensation program with Envestnet’s strategic imperatives and to incentivize the right behaviors related to business investment and top-line growth. These changes saw the weight of the revenue metric increase from 35% to 45%, with reductions of five percentage points in the corresponding weights of Adjusted EBITDA and Adjusted EPS to 15% each.

Company performance comprises 75% and individual/team performance comprises 25% under the AIP.

	Metric Weighting	Threshold ($)	Target ($)	Exceeds ($)	Maximum ($)	2021 Actual ($)	Payout by Metric
Adjusted Revenue ($mil.)	45%	978	1,071 - 1,125	1,181	1,294	1,187	125%
Adjusted EBITDA ($mil.)	15%	203	222 - 233	245	268	262	135%
Adjusted EPS	15%	1.78	1.95 - 2.05	2.15	2.36	2.42	140%
Individual/Team Performance Evaluation	25%	Based on Individual Assessment
Payout as % of Target		40% - 80%	80% - 110%	125%	150%

This performance resulted in a Company payout factor of 120%.

As a result, based on 2021 Company performance and NEO accomplishments, the Compensation Committee approved the following AIP and bonus payments.

	Target AIP ($)	AIP Payout ($)
William Crager	660,000	780,000
Peter D’Arrigo	450,000	540,000
Stuart DePina	550,000	650,000
Shelly O’Brien	240,000	288,000

Equity Awards. Equity awards are granted annually to eligible employees, including NEOs, to recognize performance, to align equity participants with the interests of our shareholders and to retain top talent. Long-term equity incentive awards represent a significant portion of the NEO’s total compensation.
Equity awards are made in the form of PSUs and RSUs, under the Envestnet shareholder-approved equity incentive plan.

Performance Stock Units (PSUs)	Account for 50% of the equity mix Vest subject to performance measured over three years
Awards made in 2021 subject to three equally weighted measures: Adjusted Revenue growth, Adjusted EPS growth and relative TSR
Awards accrue dividends that are paid to the extent the award is earned
Awards subject to Clawback Policy

As discussed earlier in this report, the Compensation Committee approved modifications to the performance metrics applied in 2021 to ensure the effective alignment of our compensation program with Envestnet’s strategic imperatives and to incentivize the right behaviors related to business investment and top-line growth.

•Adjusted EBITDA was removed as a metric to incentivize and reward for positive outcomes in relation to the Company’s plan to accelerate investments that are expected to result in long-term, sustainable revenue growth and margin expansion. This also reduces metric overlap with the AIP.

•Adjusted EPS performance will be assessed based on final year performance to reflect our focus on strategic investments over the next two year. The growth rates assessed from 2022 to 2023 will be aligned with our historical standards. Adjusted Revenue and Relative TSR will continue to be measured over the full three-year performance period.

While Adjusted Revenue growth and Adjusted EPS overlap with the AIP, the PSUs focus on longer-term performance that is tied to sustained multi-year results. In particular, Adjusted Revenue is measured on a compound annual growth basis, requiring year-over-year growth in order to reach the target goals. Relative TSR was selected for its alignment with shareholder interests and is measured over the cumulative three-year performance period. No PSUs will be earned if achievement is below the threshold level. The following performance goals were approved for the 2020 PSUs granted in 2021:

Metric	Measurement	Metric Weighting	Threshold	Target	Maximum
Adjusted Revenue Growth	CAGR	33%	8%	14%	20%
Adjusted EPS Growth	Final Year	33%	10%	16%	22%
Relative TSR compared to Russell 2000 Index Constituents	Jan 1, 2021 - Dec 31, 2023	33%	35th Percentile	Median	75th Percentile
Payout as % of Target			50%	100%	150%

Restricted Stock Units (RSUs)	Account for 50% of the equity mix
Vest over three years, with one-third (1/3) vesting on the first anniversary of grant and one-twelfth (1/12) vesting on each three-month anniversary thereafter for the following two years
Awards subject to Clawback Policy

The Committee approved the following awards in 2022 in respect of performance for 2021:

Name	Target Equity Value ($)	PSUs Awarded	Weight of PSUs	RSUs Awarded	Weight of RSUs
William Crager	5,500,000	36,755	50%	36,755	50%
Peter D’Arrigo	2,000,000	13,365	50%	13,365	50%
Stuart DePina	2,327,638	15,555	50%	15,555	50%
Shelly O’Brien	750,000	5,012	50%	5,012	50%

In February 2022 the Compensation Committee approved a payout of 102.55% in respect of the 2019 PSUs based on performance for the three-year period ending December 31, 2021.

Benefits and Perquisites
We provide the following benefits to our executives on the same basis as provided to all of our employees:
•Health, dental and vision insurance;
•Life insurance;
•Medical and dependent care flexible spending account;
•Short and long-term disability and accidental death and dismemberment insurance;
•A 401(k) plan, with company match; and
•A college scholarship plan for employees’ children.
We believe our benefits package is consistent with companies with which we compete for talent. For more information on our benefits package, see the section above entitled “Environmental, Social and Governance—Supporting Our Employees.”

Stock Ownership Guidelines - NEOs
The Company believes that requiring executive ownership in our common stock creates alignment between executives and shareholders and encourages executives to act to increase shareholder value. The stock ownership guidelines for NEOs are as follows:
•CEO - Our CEO must maintain an ownership level of equity in the Company in an amount equal to or greater than 6x base salary.
•All other NEOs - Our NEOs must maintain an ownership level of equity in the Company in an amount equal to or greater than 3x base salary.

These guidelines must be met within five years of becoming the CEO or other NEO and are reviewed annually by the Board.
NEOs are required to hold exercised option shares and other stock awards until ownership requirements are met. NEOs who fail to achieve these ownership levels will not be eligible to sell shares until they comply with the guidelines.
Shares owned directly by the NEO (including those held as a joint tenant or as tenant in common), RSUs (vested and unvested), stock options that are fully vested and exercisable, and shares owned in a self-directed IRA and certain shares owned or held for the benefit of a spouse or minor children are counted toward meeting the guidelines. Stock options (whether vested or unvested) and performance share awards are not counted toward meeting the ownership guidelines.

As of December 31, 2021, all NEOs were in compliance with these guidelines.

Envestnet, Inc. Clawback Policy
In January 2018, the Compensation Committee adopted the Envestnet, Inc. Clawback Policy (the “Clawback Policy”), which provides that in the event a “covered person” engages in fraud or other intentional misconduct that is materially related to a restatement of our financial statements or that results in material financial or reputational harm to the Company (a “clawback event”), the Compensation Committee would determine, in its discretion, whether any unsettled incentive awards held by the covered person would be forfeited or any previously settled incentive awards held by such person would be required to be repaid to the Company. For purposes of the Clawback Policy, a “covered person” is any person who is an “officer” (as that term is defined under Section 16 of the Exchange Act), as well as any other officer of the Company designated by the Compensation Committee. Covered persons that cease to be employed by the Company or are no longer “officers” under Section 16 of the

Exchange Act continue to be subject to the Clawback Policy with respect to their covered awards, provided that the Compensation Committee has discretion to remove an individual’s designation as a covered person. The Clawback Policy applies to all incentive compensation (including cash bonuses and equity awards) from the Company that is awarded, earned, vested or settled during or after the fiscal year in which a clawback event occurs or is either outstanding during or has a performance period that relates to the fiscal year in which the clawback event occurs (“covered awards”). The entirety of covered awards is subject to forfeiture or recoupment, in the discretion of the Compensation Committee, under the Clawback Policy.

Impact of Tax Treatments on Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” (as defined by the Code) of the Company with some limited exceptions for compensation paid pursuant to certain arrangements in place on November 2, 2017. For 2018 and after, our covered employees generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an executive officer as of the last day of the fiscal year, and (iii) was a covered employee for any previous year after 2016.

As with prior years, although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

In addition, Section 409A of the Code imposes restrictions on nonqualified deferred compensation plans. The compensation plans and arrangements maintained by the Company are structured to either be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the Company has reviewed and, where appropriate, has amended each of its deferred compensation plans to meet the requirements of Section 409A.

2021 Summary Compensation Table
The following table contains compensation information for our 2021 NEOs. The information included in this table reflects compensation paid to our NEOs for services rendered to us.

				Equity Awards (1)
Name and Title	Year	Salary ($)	Bonus ($)(2)	Stock Units ($)(3)	Option Awards ($)	Non-Equity Incentive Comp ($)(4)	All Other Comp ($)(5)	Total ($)
William Crager	2021	600,000	—	4,769,575	—	780,000	23,054	6,172,629
Chief Executive Officer	2020	581,250	—	4,988,552	—	660,000	24,197	6,253,999
	2019	375,000	—	2,002,939	—	500,000	24,047	2,901,986
Peter D’Arrigo	2021	405,015	—	1,788,591	—	540,000	16,354	2,749,960
Chief Financial Officer	2020	398,347	—	1,870,727	—	450,000	21,046	2,740,120
	2019	325,000	—	1,088,763	—	310,000	20,361	1,744,124
Stuart DePina	2021	500,016	—	2,316,646	—	650,000	20,170	3,486,832
President	2020	498,348	—	2,231,621	—	550,000	161,890	3,441,859
	2019	480,000	10,000	5,915,411	—	453,989	142,101	7,001,501
Shelly O’Brien	2021	364,993	—	725,410	—	288,000	20,369	1,398,772
Chief Legal Officer, General Counsel and Corporate Secretary	2020	358,980	—	758,708	—	240,000	25,180	1,382,867

(1)Amounts disclosed in the Equity Awards column relate to grants of restricted stock units, performance stock units (“PSUs”), and stock options in the identified year. With respect to each equity grant, the amounts disclosed reflect the full grant date fair value in accordance with ASC.
(2)Mr. DePina received a bonus payment in 2019 in the amount noted above in addition to the AIP amount for 2019.
(3)Amounts shown in this column include the grant date fair values for PSUs at the target payout based on the probable outcome of the performance condition, determined as of the grant date, which for 2021 is for Mr. Crager $2,369,594; for Mr. D’Arrigo $888,598; for Mr. DePina $852,857; and for Ms. O’Brien $360,394. The maximum potential values of the

2020 PSUs is 150% of target. For 2020, the PSU maximum value at grant date fair value would be for Mr. Crager $3,554,390; for Mr. D’Arrigo $1,332,896; for Mr. DePina $1,279,285; and for Ms. O’Brien $540,591. Further information regarding the 2021 awards is included in tables below entitled “2021 Grants of Plan-Based Awards Table” and “2021 Outstanding Equity Awards at Fiscal Year-End.”
(4)Amounts paid under our AIP are disclosed in the Non-Equity Incentive Compensation column. Non-Equity Incentive Compensation payments are based on fiscal performance and are paid in the subsequent fiscal year, generally within the first two months (e.g., the amounts earned for 2021 were paid in February 2022). For more information, see “Executive Compensation - Compensation Decisions Made in 2022 for 2021 Performance - Annual Incentive Program.”
(5)For Mr. Crager, the amount disclosed for 2021 reflects a health-related stipend of $14,354 and matching contributions to his 401(k) account of $8,700 in 2021; $8,550 in 2020; and $8,400 in 2019. For Mr. D’Arrigo, the amount disclosed for 2021 reflects a health-related stipend of $7,654 and matching contributions to his 401(k) account of $8,700 in 2021; $8,550 in 2020; and $8,400 in 2019. For Mr. DePina, the amount disclosed for 2021 reflects a health-related stipend of $11,470 and matching contributions to his 401(k) account of $8,700 in 2021; $8,550 in 2020; and $8,400 in 2019. For Ms. O’Brien, the amount disclosed for 2021 reflects health-related stipend of $11,669 and matching contributions to her 401(k) account of $8,700 in 2021; and $8,550 in 2020.

2021 Grants of Plan‑Based Awards Table
The following table contains information concerning grants of plan‑based awards made in 2021 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Fair Value of RSUs and PSUs on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares)	Target (Shares)	Maximum (Shares)
William Crager	3/11/2021	264,000	660,000	990,000	17,072	34,144	51,216	—	69.40	2,369,594
	3/11/2021	—	—	—	—	—	—	34,144	70.29	2,399,982
Peter D’Arrigo	3/11/2021	180,000	450,000	675,000	6,402	12,804	19,206	—	69.40	888,598
	3/11/2021	—	—	—	—	—	—	12,804	70.29	899,993
Stuart DePina	3/11/2021	220,000	550,000	825,000	6,145	12,289	18,434	—	69.40	852,857
	3/11/2021	—	—	—	—	—	—	20,825	70.29	1,463,789
Shelly O’Brien	3/11/2021	96,000	240,000	360,000	2,597	5,193	7,790	—	69.40	360,394
	3/11/2021	—	—	—	—	—	—	5,193	70.29	365,016

(1)On March 11, 2021, the Compensation Committee granted non-equity incentive compensation awards. The actual cash value was paid in 2022 based on financial metrics and individual factors as described above AIP section of the CD&A beginning on page 31 above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 40% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics and individual factors, but it is possible that a lower amount could be paid out for each executive if the threshold targets are not hit for one or more of the financial metrics.
(2)On March 11, 2021, the Board granted performance-based restricted stock unit awards or PSUs. The actual number of PSUs that will become vested is based on financial metrics described above in the Equity Awards section of the CD&A beginning on page 37 above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 50% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics, but it is possible that a lower amount could become vested if the threshold targets are not hit for one or more of the financial metrics.
(3)On March 11, 2021, the Compensation Committee granted restricted stock units. All restricted stock units were approved by the Compensation Committee and the Board on their respective grant dates.

Narrative to 2021 Summary Compensation Table and 2021 Grants of Plan‑Based Awards Table
See “Executive Compensation - Compensation Discussion and Analysis” above and “- Equity Incentive Plans” below for a more detailed discussion of the compensation plans pursuant to which the amounts listed under the 2021 Summary Compensation Table and 2021 Grants of Plan‑Based Awards Table were paid or awarded, and the criteria on which such payments were based.

2021 Outstanding Equity Awards at Fiscal Year‑End
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2021:

		Option Awards (1)				Stock Awards (2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
William Crager	2/29/2012	13,594	—	12.45	2/28/2022	—	—
	2/28/2013	13,500	—	15.34	2/28/2023	—	—
	2/28/2014	14,100	—	41.84	2/28/2024	—	—
	2/27/2015	11,400	—	53.88	2/27/2025	—	—
	2/29/2016	5,852	—	20.51	2/28/2026	—	—
	3/28/2017	5,733	—	31.70	3/28/2027	—	—
	2/28/2019	—	—	—	—	15,981	1,267,933
	2/28/2019	—	—	—	—	1,332	105,681
	2/28/2020	—	—	—	—	31,797	2,522,774
	2/28/2020	—	—	—	—	13,250	1,051,255
	3/11/2021	—	—	—	—	34,144	2,708,985
	3/11/2021	—	—	—	—	34,144	2,708,985
Peter D’Arrigo	2/29/2012	10,195	—	12.45	2/28/2022	—	—
	2/28/2013	8,000	—	15.34	2/28/2023	—	—
	2/28/2014	10,600	—	41.84	2/28/2024	—	—
	2/27/2015	8,250	—	53.88	2/27/2025	—	—
	2/29/2016	4,235	—	20.51	2/28/2026	—	—
	3/28/2017	3,850	—	31.70	3/28/2027	—	—
	2/28/2019	—	—	—	—	8,687	689,227
	2/28/2019	—	—	—	—	724	57,442
	2/28/2020	—	—	—	—	11,924	946,050
	2/28/2020	—	—	—	—	4,970	394,320
	3/11/2021	—	—	—	—	12,804	1,015,869
	3/11/2021	—	—	—	—	12,804	1,015,869
Stuart DePina	3/28/2017	1,565	—	31.70	3/28/2027	—	—
	2/28/2019	—	—	—	—	11,883	942,797
	2/28/2019	—	—	—	—	991	78,626
	6/11/2019	—	—	—	—	31,552	2,503,336
	6/11/2019	—	—	—	—	5,260	417,328
	2/28/2020	—	—	—	—	10,400	825,136
	2/28/2020	—	—	—	—	7,647	606,713
	3/11/2021	—	—	—	—	12,289	975,009
	3/11/2021	—	—	—	—	20,825	1,652,256
Shelly O'Brien	2/27/2015	4,800	—	53.88	2/27/2025	—	—
	2/29/2016	2,464	—	20.51	2/28/2026	—	—
	3/28/2017	1,667	—	31.70	3/28/2027	—	—
	2/28/2019	—	—	—	—	465	36,893
	2/28/2020	—	—	—	—	4,836	383,688
	2/28/2020	—	—	—	—	2,016	159,949
	3/11/2021	—	—	—	—	5,193	412,013
	3/11/2021	—	—	—	—	5,193	412,013

(1)No stock options were granted to NEOs in 2021. Vesting for all stock options occurs with one-third (1/3) of the grant award vesting on the anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.
(2)Vesting for all RSUs occurs with one-third (1/3) of the grant award vesting on the anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.
(3)For the PSUs granted in 2019, 2020 and 2021 to all of the named executive officers, vesting is subject to satisfaction of performance goals during a three-year performance period. For PSUs granted in 2019 and 2020, the performance goals are based on four equally weighted metrics (Adjusted Revenue growth, Adjusted EBITDA growth, Adjusted EPS growth and relative TSR compared to Russell 2000 Index Constituents). For the PSUs granted in 2021, the performance goals are based on three equally weighted metrics (Adjusted Revenue growth, Adjusted EPS growth and relative TSR compared to Russell 2000 Index Constituents). The final number of shares earned under the grants, if any, will vary based on the degree of achievement on each metric. The maximum number of PSUs that can be earned will be 150% of the target award. The PSUs will cliff vest on the three-year anniversary of the date of grant.

2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
William Crager	—	—	40,453	2,862,968
Peter D’Arrigo	10,000	506,600	16,844	1,181,935
Stuart DePina	—	—	37,986	2,780,821
Shelly O’Brien	—	—	5,138	360,408

Nonqualified Deferred Compensation
On February 9, 2015, the Board adopted the Envestnet, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), and the Deferred Compensation Plan became effective March 1, 2015. The Deferred Compensation Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code.
Persons eligible to participate in the Deferred Compensation Plan are called “Participants.”
Under the Deferred Compensation Plan, Participants have the opportunity to elect to defer receipt of up to 90% of their base salary and bonus. Under the Deferred Compensation Plan, Participants have the right to elect to receive distributions on a specified payment date in the future, or in a lump sum or annual installment payments following the termination of employment. Certain revisions to the distribution election may be made if done in accordance with the Deferred Compensation Plan.
Amounts deferred by a Participant under the Deferred Compensation Plan will be credited to a deferral account that will be used to determine the amounts to be paid to the Participant under the Deferred Compensation Plan. Amounts deferred will be credited or debited with a hypothetical rate of return based on the performance of the available measurement funds selected by the Participant among those made available by the Company under the Deferred Compensation Plan. The deferral account represents an unfunded, unsecured promise by the Company to pay such amounts in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the Company. Participants will at all times be fully vested in all deferral contributions and earnings thereon.
The following table sets forth information concerning nonqualified deferred compensation of our NEOs who participated in the Deferred Compensation Plan in 2021. The amounts set forth in this table include only contributions made and earnings received during 2021 and do not include contribution and earnings with respect to the 2021 bonus paid in 2022.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stuart DePina	—	—	31,093	—	134,100

The measurement funds available to Participants and the returns earned by those measurement funds in 2021 were:

Fund Name	Return On Investment (%)
ClearBridge Variable Small Cap Growth Fund (Class 1)	12.61
LVIP Delaware VIP REIT Series (Standard Class)	43.07
Delaware VIP Small Cap Value Series (Standard Class)	34.42
LVIP Delaware Value Series (Standard Class)	22.42
Fidelity VIP Freedom 2020 SM (Service Class)	9.47
Fidelity VIP Freedom 2030 SM (Service Class)	12.24
Fidelity VIP Freedom 2040 SM (Service Class)	17.68
Fidelity VIP Freedom 2050 SM (Service Class)	17.73
Fidelity VIP Investment Grade Bond Portfolio (Service Class)	-0.7
Fidelity VIP Overseas Portfolio (Service Class)	19.57
LVIP Government Money Market Fund (Standard Class)	0.02
LVIP Delaware Mid Cap Fund (Standard Class)	31.91
LVIP J.P. Morgan High Yield Fund (Standard Class)	6.43
LVIP S&P 500 Index Fund (Standard Class)	28.42
PIMCO VIT Commodity Real Return Strategy Portfolio (Administrative Class)	33.34
PIMCO VIT Total Return (Administrative Class)	-1.27

Employment Agreements
Each of the NEOs is a party to an individual employment agreement with the Company (the “Employment Agreements”). The Employment Agreements have a three-year term, with an automatic one-year renewal unless either party provides advance written notice of non-renewal. Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his or her (a) base salary plus (b) an amount equal to the average of his or her most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his or her most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his or her termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the Company as of the termination date) (paid on the sixty-day anniversary of the termination date).
Under the terms of the Employment Agreements (with the exception of Mr. DePina’s Employment Agreements), the executive is subject to an ongoing confidentiality obligation, a 24-month non-competition covenant, a 24-month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to the executive’s termination date), and a 24-month non-solicitation of customers of the Company covenant (including prospective customers within the 12-month period prior to the executive’s termination date). The restrictive covenant provisions of Mr. DePina’s Employment Agreement are the same as described in the previous sentence but with a 12-month period for the non-competition and non-solicitation provisions.
In the event that any payments made contingent upon a change in control of the Company would be subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments pursuant to the Employment Agreement would be reduced to the maximum amount that will cause the total amounts of the payment not to be subject to the excise tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the executive would otherwise be entitled to retain without such a reduction after the payment of all applicable taxes, including the excise tax. The Company also reserves the right to adopt a policy regarding recoupment of excess compensation applicable to its executives, including the executives. Such a policy would control over any inconsistent provision of the Employment Agreement and be binding on the executives.
Equity Incentive Plans. We currently maintain two equity‑based incentive plans - the 2010 Long‑Term Incentive Plan, as amended, and the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan (the “2019 Equity Plan”).

We established the 2010 Long‑Term Incentive Plan to (i) attract and retain key employees and other persons providing services to us and our related companies; (ii) motivate plan participants by means of appropriate incentive to achieve long‑range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align plan participants’ interests with those of our shareholders. Under the 2010 Long‑Term Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock, restricted stock units and other full value awards, as well as cash incentive awards.
In the event that (a) a participant’s employment or service, as applicable, is terminated by us, our successor or one of our related companies that is the participant’s employer for reasons other than cause (as defined in the 2010 Long‑Term Incentive Plan) within 24 months following a change in control (as defined in the 2010 Long‑Term Incentive Plan) or (b) the 2010 Long‑Term Incentive Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2010 Long‑Term Incentive Plan, all stock options, stock appreciation rights and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested; provided, that the extent to which any award becomes vested based on the satisfaction of applicable performance goals or targets on or after a change in control will be determined by the Compensation Committee which may make such determination either based on the determination of the satisfaction of the applicable performance goal based on actual performance through the date of such change in control or based on assumed performance at the target level through the date of such change in control.
Under our equity compensation plans, outstanding and unvested stock options may become fully vested and exercisable, and outstanding and unvested restricted stock units may become fully vested and be distributed upon a participant’s death, disability, or involuntary termination as determined by the Compensation Committee in its discretion. These provisions apply to all employees who participate in the Company’s equity plans. The outstanding equity awards held by the NEOs as of December 31, 2021 are described above under “2021 Outstanding Equity Awards at Fiscal Year‑End.”
With respect to the RSU awards, except as otherwise provided below, any portion of the RSU award that is not vested upon the executive’s termination of employment will be forfeited. For RSUs granted on or after 2020, if the executive’s employment is terminated due to death or disability, the executive (or his or her estate) shall become vested in all such RSUs. For RSUs granted in 2022 and after, if the executive’s employment is terminated as a retirement (subject to a minimum of six-months advance written notice and certain age and service requirements) and subject to the execution of a release and continued compliance with certain restrictive covenants, the executive shall remain eligible to vest in the RSUs on the applicable distribution dates.
With respect to the PSU awards, except as otherwise provided below, any portion of the PSU award that is not vested upon the executive’s termination of employment will be forfeited. If the executive’s employment is terminated without “cause”, for “good reason”, or upon death or “permanent disability”, and subject to the execution of a release, the executive shall remain eligible to vest in a pro-rata portion of the PSUs on the applicable distribution dates based on actual performance. For PSUs granted in 2022 and after, if the executive’s employment is terminated as a retirement (subject to a minimum of six-months advance written notice and certain age and service requirements) and subject to the execution of a release and continued compliance with certain restrictive covenants, the executive shall remain eligible to vest in the PSUs on the applicable distribution dates based on actual performance. In the event of a change in control, the applicable performance measures for the PSU awards will be determined as if target performance had been satisfied but subject to continued service vesting; provided, that the Compensation Committee may decide to accelerate vesting at the time of such change in control.
Transferability. Awards under the 2010 Long‑Term Incentive Plan are not transferable except as designated by the participant by will or by laws of descent and distribution or, to the extent provided by the Compensation Committee, pursuant to a qualified domestic relations order or to or for the benefit of the participant’s family (including, without limitation, to a trust or partnership for the benefit of a participant’s family).
Withholding. All awards and other payments under the 2010 Long‑Term Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Compensation Committee, withholding obligations may be satisfied with previously‑owned shares of common stock or shares of common stock to which the participant is otherwise entitled under the 2010 Long‑Term Incentive Plan. The amount withheld in the form of such shares may not exceed the maximum individual tax rate for the participant in applicable jurisdictions for such participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local)), including the participant’s share of payroll or similar taxes, as provided in law, regulations or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific participant.
Amendment and Termination. The Board may, at any time, amend or terminate the 2010 Long‑Term Incentive Plan, and the Board or the Compensation Committee may amend any award, provided that no amendment or termination may adversely affect the rights of any participant without the participant’s written consent. Adjustments to the 2010 Long‑Term Incentive Plan and awards on account of business transactions are not subject to the foregoing prohibition. The provisions of the

2010 Long‑Term Incentive Plan that prohibit repricing of stock options and stock appreciation rights cannot be amended unless the amendment is approved by our shareholders. The 2010 Long‑Term Incentive Plan also permits the Board to amend the 2010 Long‑Term Incentive Plan and any awards that are subject to Section 409A of the Code (relating to nonqualified deferred compensation) as it deems necessary to conform to Section 409A.
As a result of the Company’s acquisition of PIEtech Inc. in 2019, the Company adopted the 2019 Equity Plan in order to make inducement grants to certain legacy PIEtech employees who joined Envestnet | MoneyGuide. None of the NEOs received grants pursuant to the 2019 Equity Plan.

Potential Payments Upon Termination or Change of Control
The following tables quantify the potential payments upon termination that our NEOs would receive assuming that the relevant termination event had occurred on December 31, 2021.
The last table quantifies potential payments upon an involuntary termination without cause and a change of control that our executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2021.

Termination Due to Death or Disability

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	—	580,000	—	3,760,240	3,475,352	7,815,592
Peter D’Arrigo	—	380,000	—	1,410,189	1,505,498	3,295,687
Stuart DePina	—	501,995	—	2,595,053	3,136,758	6,233,806
Shelly O’Brien	—	190,000	—	196,843	735,930	1,122,773
There is no severance or health care continuation payable to any of the NEOs as a result of a termination due to death or disability. The pro-rata bonus is calculated as the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination multiplied by a fraction, the numerator of which equals the number of days during the calendar year worked prior to the termination date and the denominator of which equals 365. Because the assumed termination date is the last day of the year, the pro-rata bonus amounts listed above equal the average bonus paid during 2021 and 2020 for the applicable executive officers. Additionally, any outstanding PSUs held by the NEOs would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1,095. Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs previously granted that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction determined based on a termination date of December 31, 2021. Finally, RSUs granted in 2020 and 2021 will become fully vested as a result of a termination due to death or disability. All other equity awards held by the NEOs would be forfeited on termination. The value of the equity awards for the table above and the following tables was calculated using a stock price per share of $79.34, which is equal to the closing price of one share on the last trading day of the year on December 31, 2021.

Termination Without Cause or for Good Reason

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	2,360,000	580,000	27,662	—	3,475,352	6,443,014
Peter D’Arrigo	1,570,030	380,000	29,538	—	1,505,498	3,485,066
Stuart DePina	2,004,021	501,995	29,538	—	3,136,758	5,672,312
Shelly O’Brien	1,109,988	190,000	27,662	—	735,930	2,063,580
Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals

365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the Company as of the termination date) (paid on the sixty-day anniversary of the termination date).
The PSUs previously granted to the NEOs would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1,095.
Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs previously granted that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction determined based on a termination date of December 31, 2021.
All other equity awards held by the NEOs would be forfeited on such termination (unless such termination were within twenty-four months following a change in control as described below).

Termination Following Change of Control

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	2,360,000	580,000	27,662	3,475,352	6,499,691	12,942,705
Peter D’Arrigo	1,570,030	380,000	29,538	1,467,631	2,651,146	6,098,345
Stuart DePina	2,004,021	501,995	29,538	3,201,766	4,303,481	10,040,801
Shelly O’Brien	1,109,988	190,000	27,662	329,102	1,207,713	2,864,465
The severance amounts payable for a termination without cause or for good reason following a change in control would be the same for all NEOs as a termination without cause or for good reason described above. All outstanding unvested equity awards held by the NEOs would become vested for a termination without cause within twenty-four months following a change in control (but not all equity would become vested on a termination for good reason as that would only apply to certain equity awards as described in the previous table for a termination with good reason).

Equity Compensation Plan Information
The following table summarizes, as of December 31, 2021, the equity compensation plans under which we may issue equity securities of the Company. Those plans include the 2010 Long-Term Incentive Plan and the 2019 Equity Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (c), excluding securities referenced in column (a) (3)
Equity compensation plans approved by security holders	2,067,600	$38.61	3,686,105
Equity compensation plans not approved by security holders (4)	164,249	$—	26,208
Total	2,231,849	$38.61	3,712,313

(1)Includes 1,702,359 shares issuable in respect of RSUs and PSUs for equity compensation plans approved by security holders. Includes 164,249 shares issuable in respect of RSUs and PSUs for equity compensation plans not approved by security holders.
(2)Weighted average exercise price of outstanding options only.
(3)Includes shares available for issuance of awards of RSUs, PSUs and/or options.
(4)As a result of the Company’s acquisition of PIEtech in 2019, the Company adopted the 2019 Equity Plan in order to make inducement grants to certain legacy PIEtech employees who joined Envestnet | MoneyGuide. Envestnet agreed to grant at future dates, not earlier than the sixty-day anniversary of the PIEtech Acquisition, up to 301,469 shares of Envestnet common stock in the form of RSUs and PSUs pursuant to the 2019 Equity Plan. The RSUs vest over time and the PSUs vest upon the achievement of meeting certain performance conditions as well as a subsequent service condition. The Company is recognizing the estimated expense on a graded-vesting method over a requisite service period of three to five years, which is the estimated vesting period.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2021 Annual Report on Form 10-K and in this proxy statement.

James Fox, Chair Ross Chapin Gayle Crowell Gregory Smith

CEO PAY RATIO
We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse, and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity and rewarding performance. As of December 31, 2021, we had approximately 4,375 employees, including employees in operations, research and development, engineering and systems, executive and corporate functions, sales and marketing and investment management and research. Of these, approximately 43% employees were located in the United States, 56% were located in India, and the remaining were located in other international locations.
For purposes of this 2021 pay ratio disclosure, we used the same median employee that we identified in 2020 since we believe that there has been no change in our employee population or employee compensation arrangements that would result in a significant change in our pay ratio. We identified the median employee by examining the base salary as of December 31, 2020 (the “determination date”) for all employees, excluding the CEO, who were employed by us on December 31, 2020. We included all employees, whether employed on a full-time, part-time, or seasonal basis. For full-time employees hired in 2022, an annualized salary was used. However, compensation for part-time employees was not annualized. We did not make any other assumptions, adjustments, or estimates with respect to base salaries other than converting all base salaries to U.S. dollars on the determination date. After identifying the median employee, the median employee’s total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table.
The 2021 annual total compensation of the median employee, identified based on the methodology described above and converted from Indian rupees to U.S. dollars based on the conversion rate in effect on December 31, 2021, who was located in India, was $33,810. The 2021 annual total compensation of Mr. Crager, our CEO, was $6,172,630. As a result, the ratio of the annual total compensation of our CEO to our median employee was 183 to 1.
The SEC’s rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person’s role in the Company, a subjective determination of the market value of that person’s job and that person’s performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

PROPOSAL NO. 2: APPROVAL, ON AN ADVISORY BASIS, OF 2021 EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement.
Envestnet believes compensation should be transparent, understandable and effectively communicated, consistent with our risk profile and reflect good governance practices. Our executive compensation program is designed to attract and retain skilled executives and to be fiscally responsible to our shareholders. Envestnet offers an attractive compensation program and seeks to pay executives for company and individual performance, align the pay of executives with shareholders’ interests and long-term value creation and award executives for their achievement of goals set for that performance year or period. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they are achieving the desired goals it sets. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our NEOs.
We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our NEO compensation as described in the section of this proxy statement entitled “Compensation Discussion and Analysis” and in the compensation tables and related narrative discussion. This proposal, commonly known as a “say‑on‑pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”
The say‑on‑pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF 2021 EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT
Our management prepares our consolidated financial statements in accordance with GAAP and is responsible for the financial reporting process that generates these statements. The Audit Committee has reviewed and discussed our audited financial statements with management. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, and annually attesting to the effectiveness of our internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, KPMG and other advisors.
In connection with its audit of our financial statements for the year ended December 31, 2021, KPMG presented to and reviewed with the Audit Committee the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also discussed with KPMG their independence from Envestnet, including a review of audit and non‑audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our management and KPMG, the Audit Committee recommended to the Board that the December 31, 2021 audited consolidated financial statements be included in Envestnet’s Annual Report on Form 10‑K.

Gregory Smith, Chair Ross Chapin James Fox

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Typically, the appointment of our independent registered public accounting firm is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed KPMG as our independent registered public accounting firm for the year ending December 31, 2022. If the Company’s shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace KPMG as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
Our audited financial statements for the year ended December 31, 2021 will be presented at the Annual Meeting.

Independent Registered Public Accounting Firm Fee Information
The following table sets forth the approximate aggregate fees for professional services rendered by KPMG for 2020 and 2021:

	2020	2021
Audit fees (1)	$4,627,300	$4,254,000
Audit-related fees (2)	667,100	96,500
Tax fees	—	—
All other fees	—	—
Total	$5,294,400	$4,350,500
(1)Audit fees include:
*    the audits of our consolidated financial statements and internal control over financial reporting (including audit work performed over acquisitions);
*    reviews of quarterly consolidated financial statements;
*    the statutory audits of two of our subsidiaries;
*    consents and comfort letters issued in conjunction with the filing of registration statements and the private offering of convertible notes;
(2) Audit‑related fees include:
*    services to issue Service Organization Controls (SOC1) reports;
*    services related to due diligence support for a potential acquisition

Pre‑Approval Policy of Audit and Non‑Audit Services
The Audit Committee pre‑approved all of the services associated with the fees described above. The Audit Committee has adopted policies and procedures for the pre‑approval of all audit and permissible non‑audit services provided by our independent registered public accounting firm. The Audit Committee provides a general pre‑approval of certain audit and non‑audit services on an annual basis. The types of services that may be covered by a general pre‑approval include other audit services, audit‑related services and permissible non‑audit services. If a type of service is not covered by the Audit Committee’s general pre‑approval, the Audit Committee must review the service on a specific case by case basis and pre‑approve it if such service is to be provided by the independent registered public accounting firm. Annual audit services, engagement terms, and fees require specific pre‑approval of the Audit Committee. Any proposed services exceeding the pre‑approved fees also require specific pre‑approval by the Audit Committee. For both types of pre‑approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre‑approval authority to one or more of its members.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Any proposal that a shareholder wishes to include in our proxy materials for the next annual meeting must be received at the following address no later than December 7, 2022 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet’s 2022 annual meeting proxy statement and form of proxy: Corporate Secretary, Envestnet, Inc., 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312.

To submit a shareholder proposal that is not eligible for inclusion in the proxy materials for our next annual meeting, or to make a nomination for one or more directors at the annual meeting, a shareholder must give timely notice of the proposal or nomination in writing to our Corporate Secretary at our principal executive offices and comply with the other requirements set forth in our by-laws. To be timely, notice must be delivered to the Corporate Secretary at the address noted above between December 7, 2022 and January 6, 2023; provided, however, that if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the shareholder’s notice by the close of business on the later of 90 days prior to the annual meeting and 10 days after the day we provide public disclosure of the meeting date. The notice must set forth, as to each proposed matter, the information required by Section 4.1 (for shareholder proposals) or Section 5.2 (for director nominations) of our by-laws which includes the following: (a) for shareholder proposals, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by‑laws, the language of the proposed amendment), and reasons for conducting such business at the meeting or, for director nominations, certain biographical and background information about each nominee; (b) the name and record address of the shareholder proposing such business or director nominee and the beneficial owner, if any, on whose behalf the proposal or nomination is made; (c) the number of shares of our common stock that are owned beneficially and of record by the shareholder and beneficial owner; (d) for shareholder proposals, any material interest of the shareholder in such business or, for director nominations, a description of all arrangements or understandings between such shareholder and each person the shareholder proposes for election or reelection as a director; and (e) any other information that is required to be provided by such shareholder pursuant to the Exchange Act or applicable SEC rules.

OTHER MATTERS
We do not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
The Company has made available to you its 2021 Annual Report which you may access at www.envestnet.com. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our 2021 Annual Report, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Envestnet’s Corporate Secretary at 1000 Chesterbrook Boulevard, Suite 250, Berwyn, Pennsylvania 19312.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

APPENDIX A
DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
In addition to reporting results according to accounting principles generally accepted in the United States (“GAAP”), we also disclose certain non-GAAP financial measures to enhance the understanding of our operating performance. Those measures include “Adjusted Revenue,” “Adjusted EBITDA,” “Adjusted Net Income” and “Adjusted Net Income Per Diluted Share” (“Adjusted EPS”).
“Adjusted Revenue” excludes the effect of purchase accounting on the fair value of acquired deferred revenue. Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired. Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand‑alone entities. Adjusted Revenues has limitations as a financial measure, should be considered as supplemental in nature and is not meant as a substitute for revenue prepared in accordance with GAAP.
“Adjusted EBITDA” represents net income (loss) before deferred revenue fair value adjustment, interest income, interest expense, accretion on contingent consideration and purchase liability, income tax provision (benefit), depreciation and amortization, non‑cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration liability, fair market value adjustment on investment in private company, litigation and regulatory related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, non-income tax expense adjustment, gain on acquisition of equity method investment, gain on sale of interest in private company, income or loss allocations from equity method investments, impairment of equity method investment and (income) loss attributable to non‑controlling interest.
“Adjusted Net Income” represents net income before deferred revenue fair value adjustment, accretion on contingent consideration and purchase liability, non‑cash interest expense, cash interest on our convertible notes (subsequent to the adoption of ASU 2020-06 on January 1, 2021), non‑cash compensation expense, restructuring charges and transaction costs, severance, amortization of acquired intangibles and fair value adjustment to property and equipment, net, fair market value adjustment on contingent consideration liability, fair market value adjustment to investment in private company, litigation and regulatory related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, non-income tax expense adjustment, gain on acquisition of equity method investment, gain on sale of interest in private company, income or loss allocations from equity method investments, impairment of equity method investment and (income) loss attributable to non‑controlling interest. Reconciling items are presented gross of tax, and a normalized tax rate is applied to the total of all reconciling items to arrive at Adjusted Net Income. The normalized tax rate is based solely on the estimated blended statutory income tax rates in the jurisdictions in which we operate. We monitor the normalized tax rate based on events or trends that could materially impact the rate, including tax legislation changes and changes in the geographic mix of our operations.
“Adjusted EPS” represents Adjusted Net Income attributable to common shareholders divided by the diluted number of weighted‑average shares outstanding. Beginning January 1, 2021, the dilutive effect of our convertible notes are calculated using the if-converted method in accordance with the adoption of ASU 2020-06. As a result, 9.9 million potential shares to be issued in connection with our convertible notes are considered to be dilutive for purposes of the Adjusted EPS calculation beginning January 1, 2021.
Our Board and management use these non-GAAP financial measures:
•As measures of operating performance;
•For planning purposes, including the preparation of annual budgets;
•To allocate resources to enhance the financial performance of our business;
•To evaluate the effectiveness of our business strategies; and
•In communications with our Board concerning our financial performance.
Our Compensation Committee, Board of Directors and our management may also consider Adjusted EBITDA, among other factors, when determining management’s incentive compensation.
We also present Adjusted Revenues, Adjusted EBITDA and Adjusted EPS as supplemental performance measures because we believe that they provide our Board, management and investors with additional information to assess our performance. Adjusted Revenues provide comparisons from period to period by excluding the effect of purchase accounting and the fair value of acquired revenue. Adjusted EBITDA provides comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, income tax provision (benefit), non-income tax expense, restructuring charges and transaction costs, accretion on contingent consideration and purchase liability, severance, fair market value adjustment on contingent consideration liability, income or loss allocations from equity method investments, litigation and regulatory related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, gain on acquisition of equity method investment, impairment of equity method investment, fair market value adjustment to investment in private company, income or loss allocations from equity method investments, pre-tax loss attributable to non‑controlling interest and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Our management also believes it is useful to exclude non‑cash stock‑based compensation expense from Adjusted EBITDA and Adjusted Net Income because non‑cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.
We believe Adjusted Revenues, Adjusted EBITDA and Adjusted EPS are useful to investors in evaluating our operating performance because securities analysts use Adjusted Revenues, Adjusted EBITDA and Adjusted EPS as supplemental measures to evaluate the overall performance of companies, and we anticipate that our investors and analyst presentations will include Adjusted Revenues, Adjusted EBITDA and Adjusted EPS.
Adjusted Revenues, Adjusted EBITDA and Adjusted EPS are not measurements of our financial performance under GAAP and should not be considered as an alternative to revenues, net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.
We understand that, although Adjusted Revenues, Adjusted EBITDA and Adjusted EPS are frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under GAAP. In particular you should consider:
•Adjusted Revenues, Adjusted EBITDA and Adjusted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•Adjusted Revenues, Adjusted EBITDA and Adjusted EPS do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted Revenues, Adjusted EBITDA and Adjusted EPS do not reflect non‑cash components of employee compensation;
•Although depreciation and amortization are non‑cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•Due to either net losses before income tax expense or the use of federal and state net operating loss carryforwards in 2021, 2020 and 2019, we paid net cash of $7.9 million, $8.3 million, and $8.1 million in the years ended December 31, 2021, 2020 and 2019, respectively. In the event that we begin to generate taxable income and our existing net operating loss carryforwards for federal and state income taxes have been fully utilized or have expired, income tax payments will be higher; and
•Other companies in our industry may calculate Adjusted Revenues, Adjusted EBITDA and Adjusted EPS differently than we do, limiting their usefulness as a comparative measure.
Management compensates for the inherent limitations associated with using Adjusted Revenues, Adjusted EBITDA and Adjusted EPS through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted Revenues to revenues, the most directly comparable GAAP measure, Adjusted EBITDA and Adjusted EPS to net income and net income per share, the most directly comparable GAAP measures. Further, our management also reviews GAAP measures and evaluates individual measures that are not included in some or all of our non‑GAAP financial measures, such as our level of capital expenditures and interest income, among other measures.

The following table sets forth a reconciliation of total revenues to Adjusted Revenues based on our historical results:

	Years ended December 31
(in millions)	2016	2017	2018	2019	2020	2021
Total revenues	$578.16	$683.68	$812.36	$900.13	$998.23	$1,186.52
Deferred revenue fair value adjustment	1.27	0.13	0.12	9.27	0.69	0.28
Adjusted Revenues	$579.43	$683.81	$812.48	$909.40	$998.92	$1,186.80
The following table sets forth the reconciliation of net income (loss) to Adjusted EBITDA based on our historical results:

	Years ended December 31
(in millions)	2016	2017	2018	2019	2020	2021
Net income (loss)	$(55.57)	$(3.28)	$4.01	$(17.20)	$(2.64)	$12.69
Deferred revenue fair value adjustment	1.27	0.13	0.12	9.27	0.69	0.28
Interest income	(0.04)	(0.20)	(2.36)	(3.35)	(1.11)	(0.83)
Interest expense	16.60	16.35	25.20	32.52	31.50	16.93
Accretion on contingent consideration and purchase liability	0.15	0.51	0.22	1.77	1.69	0.73
Income tax provision (benefit)	15.08	1.59	(13.17)	(30.89)	(5.40)	7.67
Depreciation and amortization	64.00	62.82	77.63	101.27	113.66	117.77
Non-cash compensation expense	33.28	31.33	40.25	60.44	57.11	68.02
Restructuring charges and transaction costs	5.78	13.67	15.58	26.56	19.38	18.49
Severance	4.34	2.32	8.32	15.37	25.11	11.35
Fair market value adjustment on contingent consideration liability	1.59	—	—	(8.13)	(3.11)	(1.07)
Fair market value adjustment on investment in private company	—	—	—	—	—	(0.76)
Litigation and regulatory related expenses	5.59	1.03	—	2.88	7.83	7.59
Foreign currency	(0.72)	0.49	(0.59)	(0.07)	0.12	(0.01)
Gain on settlement of liability	—	—	—	—	—	(1.21)
Gain on insurance reimbursement	—	—	—	—	—	(0.97)
Non-income tax expense adjustment	6.23	0.35	(0.59)	0.37	0.42	(1.35)
Gain on acquisition of equity method investment	—	—	—	—	(4.23)	—
Gain on sale of interest in private company	—	—	—	—	(1.65)	—
Loss allocations from equity method investments	1.42	1.47	1.15	2.36	5.40	7.09
Impairment of equity method investment	0.73	—	—	—	—	—
Other	(1.38)	—	—	—	—	—
(Income) loss attributable to non-controlling interest	1.08	0.32	1.79	0.11	(1.83)	(0.70)
Adjusted EBITDA	$99.44	$128.89	$157.55	$193.29	$242.94	$261.73
Note: Numbers may not sum due to rounding

The following table sets forth the reconciliation of net income (loss) to Adjusted Net Income and Adjusted EPS based on our historical results:

	Years ended December 31
(in millions except per share amounts)	2016	2017	2018	2019	2020	2021
Net income (loss)	$(55.57)	$(3.28)	$4.01	$(17.20)	$(2.64)	$12.69
Income tax provision (benefit)	15.08	1.59	(13.17)	(30.89)	(5.40)	7.67
Income (loss) before income tax provision	(40.49)	(1.69)	(9.16)	(48.09)	(8.04)	20.36
Deferred revenue fair value adjustment	1.27	0.13	0.12	9.27	0.69	0.28
Accretion on contingent consideration and purchase liability	0.15	0.51	0.22	1.77	1.69	0.73
Non-cash interest expense	8.24	8.99	13.91	18.74	17.48	5.75
Cash interest - convertible notes	—	—	—	—	—	9.92
Non-cash compensation expense	33.28	31.33	40.25	60.44	57.11	68.02
Restructuring charges and transaction costs	5.78	13.67	15.58	26.56	19.38	18.49
Severance	4.34	2.32	8.32	15.37	25.11	11.35
Amortization of acquired intangibles and fair value adjustment to property and equipment, net	45.52	42.13	53.86	70.68	73.56	68.59
Fair market value adjustment on contingent consideration liability	1.59	—	—	(8.13)	(3.11)	(1.07)
Fair market value adjustment to investment in private company	—	—	—	—	—	(0.76)
Litigation and regulatory related expenses	5.59	1.03	—	2.88	7.83	7.59
Foreign currency	(0.72)	0.49	(0.59)	(0.07)	0.12	(0.01)
Gain on settlement of liability	—	—	—	—	—	(1.21)
Gain on insurance reimbursement	—	—	—	—	—	(0.97)
Non-income tax expense adjustment	6.23	0.35	(0.59)	0.37	0.42	(1.35)
Gain on acquisition of equity method investment	—	—	—	—	(4.23)	—
Gain on sale of interest in private company	—	—	—	—	(1.65)	—
Loss allocations from equity method investments	1.42	1.47	1.15	2.36	5.40	7.09
Impairment of equity method investment	0.73	—	—	—	—	—
Other	(1.38)	—	—	—	—	—
(Income) loss attributable to non-controlling interest	1.08	0.32	1.79	0.11	(1.83)	(0.70)
Adjusted Net Income before income tax effect	72.63	101.05	124.84	152.26	189.93	212.11
Income tax effect	(29.05)	(40.42)	(33.71)	(38.83)	(48.43)	(54.09)
Adjusted Net Income	$43.58	$60.63	$91.14	$113.44	$141.50	$158.02

Diluted number of weighted-average shares outstanding	44.58	46.15	47.38	52.68	55.07	65.28

Adjusted EPS	$0.98	$1.31	$1.92	$2.15	$2.57	$2.42
Note: Numbers may not sum due to rounding.

ANNUAL MEETING OF SHAREHOLDERS OF

ENVESTNET, INC.

May 18, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - The Annual Meeting will be a virtual-only meeting. You may vote your shares at **https://web.lumiagm.com/241143720** during the Annual Meeting using the control number and password. The password for this meeting is **envestnet2022** (case sensitive).

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20233000000000000000 7 051822

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND "FOR" EACH OF PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ William Crager
○ Gayle Crowell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. The approval, on an advisory basis, of 2021 executive compensation.	☐	☐	☐
3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

ENVESTNET, INC.

May 18, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000000000 7 051822

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND "FOR" EACH OF PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ William Crager
○ Gayle Crowell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The approval, on an advisory basis, of 2021 executive compensation.	☐	☐	☐
3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ENVESTNET, INC.

2022 Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Envestnet, Inc. will be held on Wednesday, May 18, 2022 at 11:00 a.m. Eastern Time virtually via the internet at **https://web.lumiagm.com/241143720**. The password for this meeting is **envestnet2022** (case sensitive).

You may log in beginning at 10:45 a.m. Eastern Time and the meeting will start promptly at 11:00 a.m Eastern Time. The meeting is expected to last about 30 minutes.

0

ENVESTNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS (the “Board”) OF ENVESTNET, INC.

The undersigned shareholder(s) of Envestnet, Inc. (the "Company") hereby appoints William Crager or Peter D'Arrigo, or either of them (the “Proxies”), with full power of substitution, as attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, to vote all shares of common stock of the Company that the undersigned has the power to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 18, 2022, at 11:00 a.m., Eastern Time, virtually via the internet at https://web.lumiagm.com/241143720, (case sensitive password is envestnet2022), and at any postponements, continuations or adjournments thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

This proxy, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no direction is made, the shares will be voted in accordance with the recommendation of the Board of Directors, as indicated on the reverse side, and in the judgment and discretion of the Proxies with respect to any other matters that may properly come before the Annual Meeting.

I hereby vote my shares of Envestnet, Inc. common stock as specified on the reverse side of this card.

(Continued and to be signed on the reverse side)

1.1 14475